Exhibit 10.21

LEASE

Between

FPOC, LLC, LANDLORD

and

BERKELEY BIONICS INC. DBA

EKSO BIONICS, INC., TENANT

Premises:

Suite 1201

1414 Harbour Way South

Richmond, CA 94804

BASIC LEASE INFORMATION

Date: November _, 2011

Landlord: FPOC, LLC a California Limited Liability Company

Landlord’s Representative: lvonne lnurritegui-Folster

Tenant: Berkeley Bionics, Inc., a California corporation dba Ekso Bionics

Tenant’s Representative: Max Scheder-Bieschin

Premises: 1414 Harbour Way South, Suite 1201, Richmond, CA 94804

Area of the Premises: Approx. 44,691 square feet

Tenant’s Share of Operating Expenses: 8.644%

Term: 63 months

Term Commencement Date: March 1, 2012

Term Expiration Date: May 31, 2017

Minimum Rent: $12,036.15/month for 5 months, $24,072.30 or $31,283.70/month for the balance of the term NNN

Security Deposit: $50,000

Option Period: One (1) five (5) year option to renew at 95% FMV

Notice Addresses: Premises

Permitted Use: Office, Research and Development, Manufacturing and any other legally permitted uses

Landlord’s Broker: Jeff Leenhouts & Gary Fracchia (Cassidy Turley BT Commercial)

Tenant’s Broker: Larry Westland & Jean Ko (TRI Commercial Real Estate)

NOTE: This Basic Lease Information is a summary provided for reference purposes only and is qualified in its entirety by the actual terms of the Lease; in the event of any conflict between the terms of the Lease and the information contained herein, the terms of the Lease shall be controlling.

LEASE

THIS LEASE is made and entered into as of the 29th day of November, 2011 by and between FPOC, LLC, a California limited liability company (“Landlord”) and BERKELEY BIONICS, INC, a California corporation doing business as EKSO BIONICS (“Tenant”).

THE PARTIES AGREE AS FOLLOWS:

1.          PREMISES

1.1           Premises. Landlord leases to Tenant and Tenant hires and leases from Landlord, on the terms, covenants and conditions hereinafter set forth, the premises (the “Premises”) designated in Exhibit A attached hereto and incorporated herein by this reference, consisting of approximately 44,691 square feet of space located at 1414 Harbour Way South, Suite 1201, in the City of Richmond, County of Contra Costa, State of California, commonly known as The Ford Point Building (the “Project”), and incorporated herein by this reference, together with the nonexclusive right to use any Common Areas, as defined below.

1.2           Common Areas. The term “Common Areas” means all areas and facilities outside the Premises and in the Project that are provided and designated for general use and convenience of Tenant and other tenants and their respective officers, agents, employees, licensees, customers and invitees. Common Areas include (but are not limited to) pedestrian sidewalks, landscaped areas, parking areas, incinerators, interior stairs and balconies and similar areas and improvements, the truck ways, roadways, loading docks, loading areas, railroad tracks, roofs and delivery yards. Landlord reserves the right from time to time to make changes in the shape, size, location, number and extent of the land and improvements constituting the Common Areas. Landlord may designate from time to time additional parcels of land for use as a part thereof; any additional land so designated by Landlord for such use shall be included until such designation is revoked by Landlord.

1.3           Landlord’s Reserved Rights. Landlord reserves the right from time to time to (i) install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Project above the ceiling surfaces, below the floor surfaces, within the walls or leading through the Premises in locations that will not materially interfere with Tenant’s use thereof, (ii) relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Premises that are so located or located elsewhere outside the Premises, (iii) make alterations or additions to the Project, (iv) construct, alter or add to other buildings or improvements in the Project, (v) build adjoining to the Project, and (vi) lease any part of the Project for the construction of improvements or buildings. Landlord may modify or enlarge the Common Area, alter or relocate accesses to the Premises, or alter or relocate any common facility. Landlord further reserves to itself the right, from time to time, to grant such easements, rights, and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant. Tenant shall sign any of the aforementioned documents upon request of Landlord. Landlord shall not exercise rights reserved to it pursuant to this Section 1.3 in such a manner as to materially impair Tenant’s access to the Premises or Tenant’s ability to conduct its activities in the normal manner; provided, however, that the foregoing shall not limit or restrict Landlord’s right to undertake reasonable construction activity that may be mandated by governmental authority or required for health or safety considerations and Tenant’s use of the Premises shall be subject to reasonable temporary disruption incidental to such activity diligently prosecuted.

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2.          TERM

2.1           Term. The term of this Lease shall commence on the earlier to occur of (i) the date on which Landlord’s work pursuant to Section 2.4 and Exhibit C is substantially complete, but in no event earlier than March 1, 2012, or (ii) the date Tenant takes occupancy of the Premises (except as otherwise provided in Section 2.2), the earlier of such dates being herein called the “Commencement Date,” and shall end on May 31, 2017 unless sooner terminated as hereinafter provided.

2.2           Early Possession. If Landlord permits Tenant to occupy, use or take possession of the Premises prior to the Commencement Date determined under Section 2.1, such occupancy, use or possession shall be subject to and upon all of the terms and conditions of this Lease, including the obligation to pay rent and other charges, unless Landlord and Tenant agree otherwise; provided, however, that such early possession shall not advance or otherwise affect the Commencement Date or termination date determined under Section 2.1; provided further, that if Tenant takes early possession solely for the purpose of installing fixtures and equipment and other similar work preparatory to the commencement of business in the Premises, Tenant shall not be required to pay rent or Operating Expenses by reason of such possession until the Commencement Date otherwise occurs; and provided further, that Tenant shall not interfere with or delay Landlord’s contractors by such early possession and shall indemnify, defend and hold harmless Landlord and its agents and employees from and against any and all claims, demands, liabilities, actions, losses, costs and expenses, including (but not limited to) reasonable attorneys’ fees, arising out of or in connection with Tenant’s early entry upon the Premises hereunder, except those arising from Landlord’s negligence or intentional misconduct.

2.3           Delay In Possession. Landlord agrees to use reasonable efforts to complete promptly the work described in Section 2.4 and Exhibit C on or before March 1, 2012; provided, however, Landlord shall not be liable for any damages caused by any delay in the completion of such work, nor shall any such delay affect the validity of this Lease or the obligations of Tenant hereunder. In the event possession is delivered after March 1, 2012, the Expiration Date shall be extended by one (1) month for each month (or portion thereof) that the Commencement Date is so delayed, and (provided the delay is attributable to Landlord) the abatement of Minimum Rent as described on Exhibit E shall not commence until Commencement Date. Landlord and Tenant agree that this Lease shall terminate, however, notwithstanding any other provisions hereof, if the Commencement Date has not occurred on or before August 1, 2012.

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2.4           Construction. The obligation of Landlord to perform work to improve the Premises for occupancy is set forth in Exhibit C attached hereto and incorporated herein by this reference. Except as set forth in Exhibit C, Landlord shall have no responsibilities or obligations with respect to preparation of the Premises for Tenant’s occupancy. Acceptance by Tenant of possession of the Premises after performance of such work, if any, by Landlord shall constitute acceptance by Tenant of such work in its then completed condition and Landlord shall have no further responsibility of any kind or character for improvement of the Premises or in connection with such work; provided, however, that within thirty (30) days after the Commencement Date, Tenant may furnish to Landlord a “punch list” identifying any items or matters in the Premises that are not constructed in accordance with the plans and specifications approved under Exhibit C hereto and Landlord shall promptly and diligently correct all such matters at its sole cost and expense.

2.5           Acknowledgment Of Lease Commencement. Upon commencement of the term of this Lease, Landlord and Tenant shall execute a written acknowledgment of the Commencement Date, date of termination, square footage of the Premises and related matters, substantially in the form attached hereto as Exhibit G (with appropriate insertions), which acknowledgment shall be deemed to be incorporated herein by this reference. Notwithstanding the foregoing requirement, the failure of Tenant to execute such a written acknowledgment shall not affect Landlord’s determination of the Commencement Date, date of termination, square footage of the Premises and related matters in accordance with the provisions of this Lease.

2.6           Holding Over. If Tenant holds possession of the Premises after the term of this Lease with Landlord’s written consent, then except as otherwise specified in such consent, Tenant shall become a tenant from month to month at one hundred twenty five percent (125%) of the rental and otherwise upon the terms herein specified for the period immediately prior to such holding over and shall continue in such status until the tenancy is terminated by either party upon not less than thirty (30) days prior written notice. If Tenant holds possession of the Premises after the term of this Lease without Landlord’s written consent, then Landlord in its sole discretion may elect (by written notice to Tenant) to have Tenant become a tenant either from month to month or at will, at one hundred twenty five percent (125%) the rental (prorated on a daily basis for an at-will tenancy, if applicable) and otherwise upon the terms herein specified for the period immediately prior to such holding over, or may elect to pursue any and all legal remedies available to Landlord under applicable law with respect to such unconsented holding over by Tenant. Tenant shall indemnify, defend and hold Landlord harmless from any loss, damage, claim, liability, cost or expense (including reasonable attorneys’ fees) resulting from any delay by Tenant in surrendering the Premises (except with Landlord’s prior written consent and except where the delay is caused by Landlord’s negligence or willful misconduct), including but not limited to any claims made by a succeeding tenant by reason of such delay. Acceptance of rent by Landlord following expiration or termination of this Lease shall not constitute a renewal of this Lease.

3.          RENTAL

3.1           Minimum Rental. Tenant shall pay to Landlord as minimum rental for the Premises, in advance, without deduction, offset, notice or demand, on or before the Commencement Date and on or before the first day of each subsequent calendar month of the term of this Lease, the amounts set forth in Exhibit E of this Lease. If an increase in minimum rental becomes effective on a day other than the first day of a calendar month, the minimum rental for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which such rate is in effect.

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3.2           Late Charge. Tenant shall pay to Landlord a late charge in an amount equal to ten percent (10%) of any installment of minimum rental and any other amounts due Landlord if not paid in full on or before the fifth (5th) day after such rental or other amount is due. Tenant acknowledges that late payment by Tenant to Landlord of rental or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, including, without limitation, processing and accounting-charges and late charges that may be imposed on Landlord by the terms of any loan relating to the Project. Tenant further acknowledges that it is extremely difficult and impractical to fix the exact amount of such costs and that the late charge set forth in this Section 3.2 represents a fair and reasonable estimate thereof. Acceptance of any late charge by Landlord shall not constitute a waiver of Tenant’s default with respect to overdue rental or other amounts, nor shall such acceptance prevent Landlord from exercising any other rights and remedies available to it. Acceptance of rent or other payments by Landlord shall not constitute a waiver of late charges or interest accrued with respect to such rent or other payments or any prior installments thereof, nor of any other defaults by Tenant, whether monetary or non-monetary in nature, remaining uncured at the time of such acceptance of rent or other payments.

3.3           Form of Payment. In the event that Tenant’s check is returned for non-payment of funds, Tenant shall replace said check with only the following: a) cashier’s check, b) cash, or c) certified money order. In addition, Landlord shall assess a returned check-handling fee of $15.00 for the first, $25.00 for the second and $40.00 for the third such occurrences. The returned check fee shall be tendered with the replacement payment. If any rental or other payment by Tenant in the form of a check is returned against insufficient funds or is otherwise not honored by the financial institution on which such instrument is drawn, then Tenant agrees that upon written request by Landlord, all future payments by Tenant of rental or other amounts due under this Lease shall be made solely in the form of cashier’s checks, certified checks or such other form of payment as may be acceptable to Landlord in its sole discretion. Said returned check handling fee shall in no way void Landlord’s right to assess and collect late charges or to require that future payments be made in immediately available funds.

3.4           Date of Receipt of Tenant’s Payment. The date of delivery of payment to Landlord’s office, as specified in the Basic Lease Information, or such other address designated in writing by Landlord, shall be considered the bona fide date of receipt of payment. The date of postmark, posting date, or mailing machine date shall not be considered date of payment. Tenant accepts full responsibility for delivery of payments to Landlord.

4.          TAXES

4.1           Personal Property. Tenant shall be responsible for and shall pay prior to delinquency all taxes and assessments levied against or by reason of all alterations and additions and all other items installed or paid for by Tenant under this Lease, and the personal property, trade fixtures and all of the property placed by Tenant in or about the Premises, other than those levied on the initial tenant improvements. Upon demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of payment thereof. If at any time during the term of this Lease any of said alterations, additions or personal property, whether or not belonging to Tenant, shall be taxed or assessed as part of the Project, then such tax or assessment shall be paid by Tenant to Landlord within ten (10) business days following presentation by Landlord of copies of the tax bills in which such taxes and assessments are included and shall, for the purposes of this Lease, be deemed to be personal property taxes or assessments under this Section 4.1.

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4.2           Real Property. Tenant shall be responsible for and shall pay prior to delinquency all taxes and assessments levied against the Premises, whether or not separately assessed. Notwithstanding the foregoing, one hundred percent (100%) of any increase in taxes resulting from a transfer of the Project or any interest therein, or in the Landlord, occurring during the first year of the Lease Term, and fifty percent (50%) of any such increase in taxes resulting from any such transfer(s) during the second year of the Lease Term, shall be excluded from Property taxes payable by Tenant. To the extent the real property taxes and assessments on the Premises are assessed separately from the remainder of the Project, Tenant shall pay all such taxes and assessments levied against the Premises prior to delinquency. Upon demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of payment thereof. To the extent the Premises are taxed or assessed as part of the Project, such real property taxes and assessments shall constitute Operating Expenses (as that term is defined in Section 5.2 of this Lease) and shall be paid in accordance with the provisions of Article 5 of this Lease. As used in this Lease, the term “real property tax” shall include any form of assessment, license fee, rent tax, levy, penalty, or tax (other than estate, inheritance, net income or franchise taxes), imposed by any authority having the direct or indirect power to tax including without limitation, the EPA, any city, county, state, or federal government or any improvement or other district or division thereof, whether such tax is (i) determined by the area of the Project or the Premises or the Rent or other sums payable hereunder or by other means including, without limitation, any gross income or excise tax levied by any of the foregoing authorities with respect to receipt of such Rent or other sums, or (ii) with respect to any legal or equitable interest of Landlord in the Project or the Premises or any part thereof.

5.          OPERATING EXPENSES

5.1           Payment of Operating Expenses.

(a)          Tenant shall pay to Landlord, at the time and in the manner hereinafter set forth, as additional rental, an amount equal to 8.644% (“Tenant’s Operating Cost Share”) of the Operating Expenses defined in Section 5.2; provided, however, that if Tenant exercises the Give-Back Option described on the attached Addendum, Tenant’s Operating Cost Share shall be reduced to 6.65%. Tenant’s Operating Cost Share for calendar year 2012 is estimated at $11,172.75 per month, based upon $3.00 per square foot and 44,691 rentable square feet for the Premises.

(b)          Tenant’s Operating Cost Share as specified in paragraph (a) of this Section is based upon an area of 44,691 rentable square feet for the Premises and upon an aggregate area of 517,000 rentable square feet of the Project. In the event Tenant exercises the Give-Back Option described on the attached Addendum, Tenant’s Operating Cost Share shall be based on 34,389 rentable square feet for the Premises. If the actual area of the Premises (when completed) or of the Project, as determined in good faith by Landlord’s architect on a basis consistent with that used in measuring other leased premises within the Project, differs from the assumed numbers set forth above, or if the area of the Premises changes for any reason during the term hereof, then Tenant’s Operating Cost Share shall be adjusted to reflect the actual areas so determined.

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(c)          If Landlord constructs additional buildings in the Project from time to time, Tenant’s Operating Cost Share shall be adjusted to be equal to the percentage determined by dividing the gross square footage of the Premises, as they then exist by the gross square footage of the Project. In determining said percentage, a building shall be taken into account from and after the date on which a tenant first enters into possession of the building or a portion thereof, and the good faith determination of the gross square footage of any such building by Landlord’s architects shall be final and binding upon the parties.

5.2           Definition of Operating Expenses. Operating Expenses are defined as all costs incurred by Landlord relating to the ownership and operation of the project, including but not limited to, the following:

(i)          The operation, repair and maintenance, in neat, clean, good order and condition, and if necessary, the replacement of the following: (a) The Common Area and Common Area Improvements, including parking areas, loading and unloading areas, trash areas, roadways, parkways, walkways, driveways, landscaped areas, bumpers, irrigation systems, Common Area lighting facilities, fences and gates, elevators, roofs, and roof drainage systems, (b) Exterior signs and any tenant directories, (c) Any fire sprinkler systems.

(ii)         The cost of water, gas, electricity, internet, and telephone to service the Common Areas and any utilities which is not separately metered.

(iii)        Trash disposal, pest control services, property management, security service, the cost to repaint the exterior of any structures.

(iv)        Reserves set aside for maintenance, repair and/or replacement of Common Area improvements and equipment.

(v)         Real Property Taxes (as defined in Paragraph 4.2).

(vi)        The costs of the insurance premiums incurred by Landlord.

(vii)       Any deductible portion of insured loss concerning the building or the Common Areas, provided that the deductible shall not exceed $25,000.

(viii)      Auditors’, accountants’ and attorneys’ fees and costs related to the operation, maintenance, repair and replacement of the project.

(ix)         Labor, salaries and reasonable applicable fringe benefits of employees actually responsible for the management of the Project.

(x)          Shuttle services, all costs associated with such shuttle services.

(xi)         Any other services to be provided by Landlord that are stated elsewhere in this Lease to be Common Area Operating Expense.

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(xii)        Real and personal property taxes and assessments or substitutes therefor, including (but not limited to) any possessory interest, use, business, license or other taxes or fees as more particularly described in Section 4.2 above, any taxes imposed directly on rents or services, any assessments or charges for police or fire protection, housing, transit, open space, street or sidewalk construction or maintenance or other similar services from time to time by any governmental or quasi-governmental entity, and any other new taxes on landlords in addition to taxes now in effect.

(xiii)       Supplies, equipment, utilities and tools used in management, operation and maintenance of the Project;

(xiv)      Capital improvements to the Project, amortized over a reasonable period, (a) which reduce or will cause future reduction of other items of Operating Expenses for which Tenant is otherwise required to contribute or (b) which are required by law, ordinance, regulation or order of any governmental authority first in effect after the date of this Lease or (c) of which Tenant has use or which benefit Tenant or (d) which Landlord is required to make under Section 9.4(b); and

(xv)       any other costs (including, but not limited to, any parking or utilities fees or surcharges) allocable to or paid by Landlord, as owner of the Project, pursuant to any applicable laws, ordinances, regulations or orders of any governmental or quasi-governmental authority or pursuant to the terms of any declarations of covenants, conditions and restrictions now or hereafter affecting the Project.

Operating Expenses shall not include any costs attributable to increasing the size of or otherwise expanding the Projects or the cost of the work for which Landlord is required to pay under Section 2.4 or Exhibit C.

Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a)         costs, including without limitation legal fees, space planners’ fees, advertising and promotional expenses (including the cost of any marketing personnel), and brokerage fees or leasing commission incurred in connection with the original construction or development, or the original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for tenants occupying space in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating space for tenants or other occupants of the Project;

(b)         depreciation, interest and principal payments on mortgages and other debt costs, if any;

(c)         costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else (or would have been reimbursed if Landlord had carried the insurance required to be carried by Landlord under the terms of this Lease), and electric power costs for which any tenant directly contracts with the local public service company;

(d)         any bad debt loss, rent loss, or reserves for bad debts or rent loss;

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(e)         costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project including the costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any interest of Landlord in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(f)           the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager (the parties acknowledging that, for purposes hereof, the Project engineer(s) shall not be deemed to be above the level of Project manager);

(g)         amounts paid as ground rental for the Project or any portion thereof by the Landlord;

(h)         overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods or services in the Project to the extent the same exceeds the costs of such goods or services charged or rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i)          any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord (which shall specifically exclude the parking facilities), provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

(j)           rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment, the cost of which, if purchased, would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services, and further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(k)         all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(l)          any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(m)        rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

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(n)         costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(o)          any costs, including without limitation for repairs or replacements, necessary to bring the Project, including the roof, slab or Common Areas into good working order and repair as of the Lease Commencement Date;

(p)          legal expenses incurred in connection with the leasing of the Building or Project, or enforcing such leases, other than those incurred for the general benefit of the Project’s tenants (e.g., tax disputes);

(q)          overtime expenses of Landlord in curing defaults by Landlord under this Lease or costs of performing work expressly provided in this Lease to be borne at Landlord’s sole expense or at no cost to Tenant;

(r)           federal or state income taxes of Landlord, or city, county or local taxes such as payroll or income taxes;

(s)          costs incurred to comply with laws relating to the removal of any Hazardous Substance (as defined in this Lease) which was in existence in the Project or on the Project prior to the Date of this Lease, and costs incurred to remove, remedy, contain, or treat any Hazardous Substance which is brought into the Building or onto the Project after the date of this Lease by Landlord or any other tenant of the Project;

(t)          costs of work or replacements at the Project to the extent covered by warranties;

(u)          costs of design, entitlement, site preparation, planning, marketing, construction, permitting, development fees, construction or development assessments or other costs relating to or arising out of obtaining the entitlements and approvals for the development or construction of the Project incurred by Landlord prior to the Lease Commencement Date;

(v)          fines, costs or penalties incurred as a result of a violation by Landlord of any Applicable Requirements, as defined below, or due to a violation by Landlord of the terms or conditions of (1) any lease or occupancy agreement at the Project, or (2) any mortgage, trust deed or other encumbrance now or hereafter in force against the Building or Project or any Covenants, Conditions or Restrictions, easement agreements and the like;

(w)          Landlord’s contributions to political or charitable organizations;

(x)          any expenses incurred for use of any portion of the Project to accommodate special events held solely for the benefit of a particular tenant of the Project (other than tenant); and

(y)          costs to correct violations of applicable requirements in the Common Areas that exist as of the Lease Commencement Date (based on the current interpretation of such applicable requirements by governmental authorities as of the Lease Commencement Date).

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The distinction between items of ordinary operating maintenance and repair and items of a capital nature shall be made in accordance with generally accepted accounting principles applied on a consistent basis.

5.3           Determination of Operating Expenses. On or before the Commencement Date and during the last month of each calendar year of the term of this Lease (“Lease Year”), or as soon thereafter as practical, Landlord shall provide Tenant notice of Landlord’s estimate of the Operating Expenses for the ensuing Lease Year or applicable portion thereof. On or before the first day of each month during the ensuing Lease Year or applicable portion thereof, beginning on the Commencement Date, Tenant shall pay to Landlord Tenant’s Operating Cost Share of the portion of such estimated Operating Expenses allocable (on a prorata basis) to such month; provided, however, that if such notice is not given in the last month of a Lease Year, Tenant shall continue to pay on the basis of the prior year’s estimate, if any, until the month after such notice is given. If at any time or times it appears to Landlord that the actual Operating Expenses will vary from Landlord’s estimate by more than five percent (5%), Landlord may, by notice to Tenant, revise its estimate for such year and subsequent payments by Tenant for such year shall be based upon such revised estimate.

5.4           Final Accounting For Lease Year. Within ninety (90) days after the close of each Lease Year, or as soon after such 90-day period as practicable, Landlord shall deliver to Tenant a statement of Tenant’s Operating Cost Share of the Operating Expenses for such Lease Year prepared by Landlord from Landlord’s books and records. If on the basis of such statement Tenant owes an amount that is more than the estimated payments for such Lease Year previously made by Tenant, Tenant shall pay the deficiency to Landlord within ten (10) days after delivery of the statement. Any overpayment determined to have been made by Tenant for such Lease Year shall be applied and credited against Operating Expenses next falling due from Tenant pursuant to this Article 5 or, if the term of this Lease has already expired or terminated, shall be refunded by Landlord to Tenant in cash with ten (10) days after delivery of the statement. Failure or inability of Landlord to deliver the annual statement within such ninety (90) day period shall not impair or constitute a waiver of Tenant’s obligation to pay Operating Expenses, or cause Landlord to incur any liability for damages. Upon five (5) days written notice to Landlord given not later than ninety (90) days after Tenant’s receipt of an annual statement of Tenant’s Operating Cost Share of the Operating Expenses for such Lease Year, and provided that Tenant satisfies its obligation to pay any deficiency amount shown in Landlord’s statement within ten (10) days after delivery of the statement as required above, Tenant shall be entitled to conduct an audit of Landlord’s records to verify actual Operating Expenses. Tenant and all recipients of information from Landlord’s records shall hold such information in confidence and any breach of this obligation shall be a default under this Lease. Landlord may require that Tenant or its auditors execute a confidentiality agreement as a condition to conducting such audit. Tenant shall provide a copy of the audit report to Landlord. If it is determined that Tenant owes an amount that is more than the amount shown in Landlord’s statement, Tenant shall pay the deficiency to Landlord within thirty (30) days after such determination has been made. If it is determined that Tenant owes an amount that is less than the amount shown in Landlord’s statement, the amount overpaid by Tenant shall be applied and credited against Operating Expenses next falling due from Tenant pursuant to this Article 5, or if the Lease has terminated, refunded to Tenant within thirty (30) days. If it is determined that the amount shown in Landlord’s statement as Tenant’s Operating Cost Share of the Operating Expenses for the Lease Year audited exceeds by more than five percent (5%) the correct amount of Tenant’s Operating Cost Share of the Operating Expenses for such year, Landlord shall promptly reimburse the reasonable costs incurred by Tenant in conducting the audit. If it is determined that the amount shown in Landlord’s statement is correct or that Tenant owes an additional amount, Tenant shall promptly reimburse the reasonable costs incurred by Landlord in connection with the audit. In all other cases, each party shall bear their own expenses in connection with the audit.

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5.5           Proration. If the Commencement Date falls on a day other than the first day of a Lease Year or if this Lease terminates on a day other than the last day of a Lease Year, the amount of Tenant’s Operating Cost Share payable by Tenant applicable to such first and last partial Lease Year shall be prorated on the basis which the number of days during such Lease Year in which this Lease is in effect bears to 365. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Section 5.4 to be performed after such termination.

5.6           Reassessment of Property Taxes. If, as a result of reassessment or otherwise, Landlord receives a refund of real property taxes paid by it for any period during the term of this Lease, then Landlord shall credit against Operating Expense payments next falling due from Tenant pursuant to this Article 5 the pro-rata share of such refund allocable to prior Operating Expense payments made by Tenant.

6.          UTILITIES

6.1           Payment. Commencing with the Commencement Date and thereafter throughout the term of this Lease Tenant shall pay, before delinquency, all charges for water, gas, heat, light, electricity, power, sewer, telephone, Internet service, alarm system, janitorial and other services or utilities supplied to or consumed in or upon the Premises, including any taxes on such services and utilities. It is the intention of the parties that all such services shall be separately metered to the Premises. In the event that any of such services supplied to the Premises are not separately metered, then the amount thereof shall be an item of Operating Expenses and shall be paid as provided in Article 5.

6.2           Interruption. There shall be no abatement of rent or other charges required to be paid hereunder and Landlord shall not be liable in damages or otherwise for interruption or failure of any service or utility furnished to or used in the Premises because of accident, making of repairs, alterations or improvements, severe weather, difficulty or inability in obtaining services or supplies, labor difficulties or any other cause; provided, however that, if and to the extent there is an interruption or failure of any service or utility furnished to or used in the Premises that is caused by the negligence or willful misconduct of Landlord, then minimum monthly rental and Tenant’s Operating Cost Share shall abate to the extent Tenant’s use of the Premises is impaired and such impairment continues for three (3) consecutive business days.

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7.          ALTERATIONS

7.1           Right To Make Alterations. Tenant shall make no alterations, additions or improvements to the Premises, other than any first-time improvement of the Give-Back Space as contemplated by Exhibit E attached, or any interior non-structural alterations costing less than Two Thousand Dollars ($2,000.00) in each instance, without the prior written consent of Landlord. All such alterations, additions and improvements shall be completed with due diligence in a first-class workmanlike manner and in compliance with plans and specifications approved in writing by Landlord and all applicable laws, ordinances, rules and regulations. All such alterations, additions and improvements shall be performed solely by a licensed general contractor reasonably approved by Landlord, and Landlord shall be named as an additional insured on such contractor’s insurance. Landlord may also, at its election, require Tenant to furnish to Landlord, at Tenant’s sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of any such work, to ensure completion of the work and to protect Landlord against any liens or claims relating thereto, except that no bond shall be required on jobs involving less than One Hundred Thousand Dollars ($100,000).

7.2           Title To Alterations. All alterations, additions and improvements installed in, on or about the Premises shall be part of the Project and the property of Landlord, unless Landlord elects to require Tenant to remove the same upon the termination of this Lease; provided, however, that (a) the foregoing shall not apply to Tenant’s movable furniture and trade fixtures not affixed to the Premises, (b) Landlord may not elect to require Tenant to remove the improvements constructed pursuant to Section 2.4 and Exhibit C, (c) Landlord may not elect to require the Tenant to remove any alterations, additions or improvements installed by Tenant if prior to construction of the alteration, addition or improvement Tenant seeks and obtains Landlord’s express consent (which may be withheld in Landlord’s sole discretion) to nonremoval, and (d) Landlord shall not require removal of any burglar alarm system installed by Tenant within three (3) months after the Commencement Date provided that the entire alarm system is left on the Premises and no portions of it have been removed.

7.3           Tenant Fixtures. Notwithstanding the provisions of Sections 7.1 and 7.2, Tenant may install, remove and reinstall trade fixtures without Landlord’s prior written consent, except that any fixtures which are affixed to the Premises or which affect the exterior or structural portions of the Project shall require Landlord’s written approval. The foregoing shall apply to Tenant’s signs, logos and insignia, all of which Tenant shall have the right to place and remove and replace solely with Landlord’s prior written consent as to location, size and composition. Tenant shall immediately repair any damage caused by installation and removal of fixtures under this Section 7.3.

7.4           No Liens. Tenant shall at all times keep the Premises free from all liens and claims of any contractors, subcontractors, materialmen, suppliers or any other parties employed either directly or indirectly by Tenant in connection with any construction work on the Premises. Tenant may contest any claim of lien, but only if, prior to such contest, Tenant either (i) posts security in the amount of the claim, plus estimated costs and interest, or (ii) records a bond of a responsible corporate surety in such amount as may be required to release the lien from the Premises. Tenant shall indemnify, defend and hold Landlord harmless against any and all liability, loss, damage, cost and other expenses, including, without limitation, reasonable attorneys’ fees, arising out of claims of any lien for work performed or materials or supplies furnished at the request of Tenant or persons claiming under Tenant, save and except the work constructed pursuant to Section 2.4.

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8.          MAINTENANCE AND REPAIRS

8.1           Landlord’s Work. Landlord shall repair and maintain or cause to be repaired and maintained in a first-class manner those portions of the Project outside of the Premises, and the roof, exterior walls and other structural portions of the Project. The cost of all work performed by Landlord under this Section 8.1 shall be an Operating Expense hereunder, except to the extent such work (i) is required due to the negligence of Landlord or any other tenant of the Project, (ii) is a service to a specific tenant or tenants, other than Tenant, for which Landlord has received or has the right to receive full reimbursement, (iii) is a capital expense not includable as an Operating Expense under Section 5.2 hereof, or (iv) is required due to the negligence or willful misconduct of Tenant or its agents, employees or invitees (in which event Tenant shall bear the full cost of such work pursuant to the indemnification provided in Section 10.6 hereof, unless the cost of such work is covered or reimbursed by Landlord’s insurance, in which event this Section 8.1 is not intended to negate any contrary waiver of subrogation contained in Section 10.4 below). Tenant knowingly and voluntarily waives the right to make repairs at Landlord’s expense, or to offset the cost thereof against rent, under any law, statute, regulation or ordinance now or hereafter in effect.

8.2           Tenant’s Obligation For Maintenance.

(a)          Good Order, Condition And Repair. Tenant hereby accepts the Premises in the condition existing as of the date of the execution hereof, subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises or the suitability thereof for the conduct of Tenant’s business, the utility services provided to the Premises or the distribution of those utility services within the Premises, nor has Landlord agreed to undertake any modification, alteration or improvement to the Premises except as provided in this Lease. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises were at such time in satisfactory condition unless within sixty (60) days after such date, Tenant shall give Landlord written notice specifying in reasonable detail the manner in which the Premises was not in satisfactory condition. Except as provided in Section 8.1 hereof, Tenant at its sole cost and expense shall keep and maintain in good and sanitary order, condition and repair the Premises and every part thereof, wherever located, including but not limited to the signs, interior, the face of the ceiling over Tenant’s floor space, HVAC equipment and related mechanical systems serving the Premises (for which equipment and systems Tenant shall enter into a service contract with a person or entity designated or approved by Landlord), all doors, door checks, windows, plate glass, door fronts, exposed plumbing and sewage and other utility facilities, fixtures, lighting, wall surfaces, floor surfaces and ceiling surfaces and all other interior repairs, foreseen and unforeseen, as required. Landlord warrants and represents that, as of the date of this Lease, the HVAC equipment and related mechanical systems serving the Premises are in good operating condition and are suitable to provide reasonable heating, ventilating and air conditioning service to the Premises when the Premises are utilized for the purposes permitted hereunder.

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(b)          Landlord’s Remedy. If Tenant, after notice from Landlord, fails to make or perform promptly any repairs or maintenance which are the obligation of Tenant hereunder, Landlord shall have the right, but shall not be required, to enter the Premises and make the repairs or perform the maintenance necessary to restore the Premises to good and sanitary order, condition and repair. Immediately on demand from Landlord, the cost of such repairs shall be due and payable by Tenant to Landlord.

(c)          Condition Upon Surrender. At the expiration or sooner termination of this Lease, Tenant shall surrender the Premises, including any additions, alterations and improvements thereto, broom clean, in good and sanitary order, condition and repair, ordinary wear and tear and casualty damage excepted, first, however, removing all goods and effects of Tenant and all fixtures and items required to be removed or specified to be removed at Landlord’s election pursuant to this Lease, and repairing any damage caused by such removal. Tenant shall not have the right to remove fixtures (other than Tenant’s trade fixtures) if Tenant is in default hereunder unless Landlord specifically waives this provision in writing. Tenant expressly waives any and all interest in any personal property and trade fixtures not removed from the Premises by Tenant at the expiration or termination of this Lease, agrees that any such personal property and trade fixtures may, at Landlord’s election, be deemed to have been abandoned by Tenant, and authorizes Landlord (at its election and without prejudice to any other remedies under this Lease or under applicable law) to remove and either retain, store or dispose of such property at Tenant’s cost and expense, and Tenant waives all claims against Landlord for any damages resulting from any such removal, storage, retention or disposal.

9.          USE OF PREMISES

9.1           Permitted Use. Tenant shall use the Premises solely for general office, research and development, manufacturing, and any other legally permitted uses.

9.2           [Reserved].

9.3           No Nuisance. Tenant shall not use the Premises for or carry on or permit upon the Premises or any part thereof any nuisance or anything against public policy, nor interfere with the rights or business of any other tenants or of Landlord in the Project, nor commit or allow to be committed any waste in, on or about the Premises, nor make any other unreasonable use of the Premises. Tenant shall not do or permit anything to be done in or about the Premises, nor bring nor keep anything therein, which will in any way cause the Premises to be uninsurable with respect to the insurance required by this Lease or with respect to standard fire and extended coverage insurance with vandalism, malicious mischief and riot endorsements.

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9.4           Compliance With Laws.

(a)          Tenant shall not use the Premises or permit the Premises to be used in whole or in part for any purpose or use that is in violation of any applicable laws, ordinances, regulations or rules of any governmental agency or public authority. Tenant shall keep the Premises equipped with all safety appliances required by law, ordinance or reasonably required by insurance on the Premises, or any order or regulation of any public authority because of Tenant’s particular use of the Premises (other than uses permitted in 9.1, above) or construction of improvements by Tenant. Tenant shall procure all licenses and permits required for use of the Premises. Tenant shall use the Premises in accordance with all applicable ordinances, rules, laws and regulations, shall comply with all requirements of all governmental authorities now in force or which may hereafter be in force pertaining to the use of the Premises by Tenant, including, without limitation, regulations applicable to noise, water, soil and air pollution, and shall make such nonstructural alterations and additions thereto as may be required from time to time by such laws, ordinances, rules, regulations and requirements of governmental authorities or insurers of the Premises (collectively, “Requirements”) because of Tenant’s construction of improvements in or other particular use of the Premises (other than uses permitted in 9.1, above) or as may be required under the terms of the Americans With Disabilities Act of 1990 (including any subsequent amendments thereto and any implementing statutes, ordinances or regulations of any governmental authority) (the “ADA”). Any structural alterations or additions to the Premises required from time to time by applicable Requirements because of Tenant’s construction of improvements (other than the initial and second phase tenant improvements), or Tenant’s particular use of the Premises (other than uses permitted in 9.1, above) or required under the ADA shall, at Landlord’s election, either (i) be made by Tenant, at Tenant’s sole cost and expense, in accordance with the procedures and standards set forth in Section 7.1 for alterations by Tenant, or (ii) be made by Landlord at Tenant’s sole cost and expense, in which event Tenant shall pay to Landlord as additional rent, within ten (10) days after demand by Landlord, an amount equal to all costs incurred by Landlord in connection with such alterations or additions. Notwithstanding the foregoing, Tenant shall not be responsible for causing the Premises to be in compliance with the ADA to the extent the ADA requires alterations or additions to the Premises that apply to office premises generally (without taking into account any alterations made to the Premises by the Tenant during the term of this Lease or any particular needs of Tenant or any of its employees or invitees). The judgment of any court, or the admission by Tenant in any proceeding against Tenant, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement shall be conclusive of such violation as between Landlord and Tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against any costs, expenses or obligations (including attorneys’ fees) incurred in connection therewith.

(b)          Alterations or additions that are required to be made under applicable laws, rules, ordinances and regulations that are not required to be made by Tenant pursuant to Section 9.4(a) shall be made by Landlord if the failure to make such alterations or additions would adversely affect Tenant’s ability to make reasonable use of the Premises for the purposes contemplated in the Lease. Landlord shall be entitled under Section 5.2 hereof to characterize the cost of alterations or additions made by it pursuant to this Section 9.4(b), or a reasonably amortized portion thereof in the case of capital improvements, as an Operating Expense.

9.5           Liquidation Sales. Tenant shall not conduct or permit to be conducted any auction, bankruptcy sale, liquidation sale, or going out of business sale, in, upon or about the Premises or the Project, whether said auction or sale be voluntary, involuntary or pursuant to any assignment for the benefit of creditors, or pursuant to any bankruptcy or other insolvency proceeding.

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9.6           Environmental Matters.

(a)          For purposes of this Section, “hazardous substance” shall mean the substances included within the definitions of the term “hazardous substance” under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq., and the regulations promulgated thereunder, as amended, (ii) the California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code 25300 et seq., and regulations promulgated thereunder, as amended, (iii) the Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code 25500 et seq., and regulations promulgated thereunder, as amended, and (iv) petroleum; “hazardous waste” shall mean (i) any waste listed as or meeting the identified characteristics of a “hazardous waste” under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901 et seq., and regulations promulgated pursuant thereto, as amended (collectively, “RCRA”), (ii) any waste meeting the identified characteristics of “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under the California Hazardous Waste Control Law, California Health & Safety Code 25100 et seq., and regulations promulgated pursuant thereto, as amended (collectively, the “CHWCL”), and/or (iii) any waste meeting the identified characteristics of “medical waste” under California Health & Safety Code 25015-25027.8, and regulations promulgated thereunder, as amended; and “hazardous waste facility” shall mean a hazardous waste facility as defined under the CHWCL.

(b)          Without limiting the generality of the obligations set forth in Section 9.4 above:

(i)          Tenant covenants not to cause or permit any hazardous substance or hazardous waste to be brought upon, kept, stored or used in or about the Premises (excepting only customary types and quantities of office products and cleaning supplies) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, provided Tenant demonstrates to Landlord’s satisfaction, in exercise of Landlord’s sole and absolute discretion, that such items, and the quantities thereof, are necessary or useful to Tenant’s business and will be used, kept and stored in a manner that complies with all applicable laws, rules, regulations, orders, permits, licenses and operating plans of any governmental authority with respect to the receipt, use, handling, generation, transportation, storage, treatment and/or disposal of hazardous substances or wastes.

(ii)         Tenant covenants that, in connection with its occupancy and use of the Premises, it will comply with all applicable laws, rules, regulations, orders, permits, licenses and operating plans of any governmental authority with respect to the receipt, use, handling, generation, transportation, storage, treatment and/or disposal of hazardous substances or wastes by Tenant, its agents, contractors, employees, invitees and permitted subtenants and assignees, and Tenant will provide Landlord with copies of all permits, licenses, registrations and other similar documents that authorize Tenant to conduct any such activities in connection with its authorized use of the Premises.

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(iii)        Tenant agrees that it shall not (A) operate on or about the Premises any facility required to be permitted or licensed as a hazardous waste facility or for which interim status as such is required, nor (B) store any hazardous wastes on or about the Premises (excepting only customary types and quantities of office products and cleaning supplies) for ninety (90) days or more, nor (C) conduct any other activities on or about the Premises that could result in the Premises being deemed to be a “hazardous waste facility” (including, but not limited to, any storage or treatment of hazardous substances or hazardous wastes that could have such a result).

(iv)        Tenant agrees to comply with all applicable laws, rules, regulations, orders and permits relating to underground storage tanks used, installed, maintained, closed or removed by Tenant at the Premises, as such tanks are defined in California Health & Safety Code 25281(x), including, without limitation, complying with California Health & Safety Code 25280-25299.7 and the regulations promulgated thereunder, as amended. Tenant shall furnish to Landlord copies of all registrations and permits for all underground storage tanks.

(v)         If applicable, Tenant shall provide Landlord in writing the following information and/or documentation at the commencement of this Lease and within sixty (60) days of any change in or addition to the required information and/or documentation:

(A)         A list of all hazardous substances and/or wastes that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of in connection with its operations on the Premises (excepting only customary types and quantities of office products and cleaning supplies).

(B)         Copies of all Material Safety Data Sheets (“MSDS’s”), if any, required to be completed with respect to operations of Tenant at the Premises in accordance with Title 26, California Code of Regulations 8-5194 or 42 U.S.C. 11021, or any amendments thereto. In lieu of this requirement, Tenant may provide a Hazardous Materials Inventory Sheet that details the MSDS’s.

(C)         Copies of all hazardous waste manifests (as defined in Title 26, California Code of Regulations 22-66481), if any, that Tenant is required to complete in connection with its operations at the Premises.

(D)         A copy of any Hazardous Materials Management Plan required with respect to Tenant’s operations at the Premises, pursuant to California Health & Safety Code 25500 et seq., and any regulations promulgated thereunder, as amended.

(E)         Copies of any Contingency Plans and Emergency Procedures required of Tenant due to its operations in accordance with Title 26, California Code of Regulations 22-67140 et seq., and any amendments thereto, and copies of any Training Programs and Records required under Title 26, California Code of Regulations, 22-67105, and any amendments thereto.

(F)         Copies of any biennial reports to be furnished to the California Department of Health Services relating to hazardous substances or wastes, pursuant to Title 26, California Code of Regulations, 22-66493, and any amendments thereto.

(G)         Copies of all industrial wastewater discharge permits.

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(H)         Copies of any other lists or inventories of hazardous substances and/or wastes on or about the Project or Premises that Tenant is otherwise required to prepare and file with any governmental or regulatory authority.

(vi)        Tenant shall secure Landlord’s prior written approval for any proposed receipt, storage, possession, use, transfer or disposal of “radioactive materials” or “radiation,” as such materials are defined in Title 26, California Code of Regulations 17-30100, and/or any other materials possessing the characteristics of the materials so defined, which approval Landlord may withhold in its sole and absolute discretion. Tenant, in connection with any such authorized receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation, shall:

(A)         Comply with all federal, state and local laws, rules, regulations, orders, licenses and permits;

(B)         Furnish Landlord with a list of all radioactive materials or radiation received, stored, possessed, used, transferred or disposed of; and

(C)         Furnish Landlord with all licenses, registration materials, inspection reports, orders and permits in connection with the receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation.

(vii)       Tenant agrees to comply with any and all applicable laws, rules, regulations and orders with respect to the release into the environment of any hazardous wastes or substances or radiation or radioactive materials. Tenant agrees to notify Landlord in writing of any unauthorized release of any such hazardous wastes or substances or radiation or radioactive materials into the environment within twenty-four hours of the time at which Tenant became aware of such release.

(viii)      Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses (including, but not limited to, loss of rental income and loss due to business interruption), damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to any unauthorized release into the environment of hazardous substances or wastes or radiation or radioactive materials, or Tenant’s failure to comply with any subparagraphs of this paragraph (b), except those caused by Landlord’s negligence or intentional misconduct.

(ix)         Tenant agrees to cooperate with Landlord in furnishing Landlord with complete information regarding Tenant’s receipt, handling, use, storage, transportation, generation, treatment and/or disposal of any hazardous substances or wastes or radiation or radioactive materials. Upon request, Tenant agrees to grant Landlord reasonable access at reasonable times to the Premises to inspect Tenant’s receipt, handling, use, storage, transportation, generation, treatment and/or disposal of hazardous substances or wastes or radiation or radioactive materials, without being deemed guilty of any disturbance of Tenant’s use or possession of the Premises and without being liable to Tenant in any manner.

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(x)          Notwithstanding Landlord’s rights of inspection and review under this paragraph 9.6(b), Landlord shall have no obligation or duty to so inspect or review, and no third party shall be entitled to rely on Landlord to conduct any sort of inspection or review by reason of the provisions of this paragraph 9.6(b).

(xi)         If Tenant receives, handles, uses, stores, transports, generates, treats and/or disposes of any hazardous substances or wastes or radiation or radioactive materials on or about the Premises at any time during the term of this Lease, and Landlord has a reasonable basis for believing that Tenant has failed to comply with the requirements of this Section 9.6, then within thirty (30) days after termination or expiration of this Lease, Tenant at its sole cost and expense shall obtain and deliver to Landlord an environmental study, performed by an expert reasonably satisfactory to Landlord, evaluating the presence or absence of hazardous substances and wastes, radiation and radioactive materials on and about the Premises. Such study shall be based on a reasonable and prudent level of tests and investigations of the Premises, which tests shall be conducted no earlier than the date of termination or expiration of this Lease. Liability for any remedial actions required or recommended on the basis of such study shall be allocated in accordance with Sections 9.4, 9.6, 10.6 and other applicable provisions of this Lease.

(c)          Landlord warrants and represents to Tenant that, to the actual knowledge of Landlord’s current officers, Landlord has not received any notice from any governmental authority that the Premises, the Project are in violation of any laws, ordinances, regulations or rules regulating hazardous materials or hazardous substances. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, losses, damages, liabilities, costs, legal fees and expenses arising out of or relating to any unauthorized release into the environment of hazardous materials or hazardous substances where such unauthorized release is made by Landlord.

(d)          The provisions of this Section 9.6 shall survive the termination of this Lease.

10.         INSURANCE AND INDEMNITY

10.1         Tenant’s Insurance.

(a)          Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, at Tenant’s cost and expense, comprehensive public liability and property damage insurance to protect against any liability to the public, or to any invitee of Tenant or Landlord, arising out of or related to the use of or resulting from any accident occurring in, upon or about the Premises, with limits of liability of not less than (i) One Million Dollars ($1,000,000.00) for injury to or death of one person, (ii) Three Million Dollars ($3,000,000.00) for personal injury or death, per occurrence, and (iii) Five Hundred Thousand Dollars ($500,000.00) for property damage, or a combined single limit of public liability and property damage insurance of not less than Three Million Dollars ($3,000,000.00). In addition, Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, at Tenant’s cost and expense, business auto liability insurance covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000.00 per accident. All of the insurance required under this Section 10.1 (a) shall name Landlord as an additional insured thereunder. The amount of such insurance shall not be construed to limit any liability or obligation of Tenant under this Lease.

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(b)          Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, at Tenant’s cost and expense, a policy of fire and extended coverage insurance covering all fixtures, equipment, alterations, additions and improvements constructed or installed by Tenant in or about the Premises, and all plate glass on the Premises, in an amount not less than the replacement cost thereof, together with insurance against sprinkler damage, vandalism and malicious mischief. In the event of any casualty, the proceeds of such insurance, so long as this Lease remains in effect, shall be used to repair or replace the property so insured in accordance with Section 13.5 of this Lease. The amount of such insurance shall not be construed to limit any liability or obligation of Tenant under this Lease.

10.2         Quality Of Policies And Certificates. All policies of insurance required hereunder shall be issued by responsible insurers acceptable to Landlord and Landlord’s lender and qualified to do business in the State and rated at A-VIII or better in A.M. Best’s Insurance Guide and shall be written as primary policies not contributing with and not in excess of any coverage that Landlord may carry. Tenant shall deliver to Landlord copies of policies or certificates of insurance showing that said policies are in effect. The coverage provided by such policies shall include the clause or endorsement referred to in Section 10.4. If Tenant fails to acquire, maintain or renew any insurance required to be maintained by it under this Article 10 or to pay the premium therefor, then Landlord, at its option and in addition to its other remedies, but without obligation so to do, may procure such insurance, and any sums expended by it to procure any such insurance shall be repaid upon demand, with interest as provided in Section 3.2 hereof. Tenant shall obtain written undertakings from each insurer under policies required to be maintained by it to notify all insureds thereunder at least thirty (30) days prior to cancellation, amendment or revision of coverage.

10.3         Workers’ Compensation. Tenant shall maintain in full force and effect during the term of this Lease workers’ compensation insurance covering all of Tenant’s employees working on the Premises and employer’s liability insurance in amounts not less than $1,000,000 each accident for bodily injury by accident, $1,000,000 policy limit for bodily injury by disease, and $1,000,000 each employee for bodily injury by disease.

10.4         Waiver Of Subrogation. To the extent permitted by law and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other (i) damages for injury to or death of persons, (ii) damage to property, (iii) damage to the Premises or any part thereof, or (iv) claims arising by reason of any of the foregoing, but only to the extent that any of the foregoing damages and claims under subparts (i)-(iv) hereof are covered, and only to the extent of such coverage, by insurance actually carried or required to be carried hereunder by either Landlord or Tenant. This provision is intended to waive fully, and for the benefit of each party, any rights and claims which might give rise to a right of subrogation in any insurance carrier. Each party shall procure a clause or endorsement on any policy required under this Article 10 denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Coverage provided by insurance maintained by Tenant under this Article 10 shall not be limited, reduced or diminished by virtue of the subrogation waiver herein contained.

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10.5         Increase In Premiums. Tenant shall do all acts reasonably necessary to insure that the Premises are not used for purposes prohibited by any applicable fire insurance, and that Tenant’s use of the Premises complies with all requirements necessary to obtain any such insurance. If Tenant uses or permits the Premises to be used in a manner which increases the existing rate of any insurance on the Premises carried by Landlord, Tenant shall pay the amount of the increase in premium caused thereby, and Landlord’s costs of obtaining other replacement insurance policies, including any increase in premium, within ten (10) days after demand therefor by Landlord.

10.6         Tenant’s Indemnification. Tenant shall indemnify, defend and hold Landlord, its officers, directors, members, managers, agents, affiliates and employees (collectively, the “Landlord Parties”) harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys’ fees), damages or expenses of any kind arising therefrom which may be brought or made against Landlord or which Landlord may pay or incur by reason of the use, occupancy and enjoyment of the Premises by Tenant or any invitees, sublessees, licensees, assignees, employees, agents or contractors of Tenant or holding under Tenant from any cause whatsoever other than negligence or willful misconduct or omission by Landlord, its agents or employees. Landlord, its partners, shareholders, officers, directors, affiliates, agents, employees and contractors shall not be liable for, and Tenant hereby waives all claims against such persons for, damages to goods, wares and merchandise in or upon the Premises, or for injuries to Tenant, its agents or third persons in or upon the Premises, from any cause whatsoever other than negligence or willful misconduct or omission by Landlord, its agents or employees. Tenant shall give prompt notice to Landlord of any casualty or accident in, on or about the Premises.

10.7         Blanket Policy. Any policy required to be maintained hereunder may be maintained under a so-called “blanket policy” insuring other parties and other locations so long as the amount of insurance required to be provided hereunder is not thereby diminished.

10.8         Exemption of Landlord from Liability. Landlord shall not be liable for injury to Tenant’s business or loss of income therefrom or for damage which may be sustained by the persons, goods, wares, merchandise, or property of Tenant, Tenant’s agents, employees, contractors, licensees, customers, or invitees, or any other person in or about the Premises or the Project caused by or resulting from fire, steam, electricity, gas, water, or rain, which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction, or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, or lighting fixtures of the same, regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant other than those arising from Landlord’s active negligence or intentional misconduct. Landlord shall not be liable for any damages arising from any act or omission of any other tenant (if any) of the Project.

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11.         SUBLEASE AND ASSIGNMENT

11.1         Assignment And Sublease Of Premises. Tenant shall not have the right or power to assign its interest in this Lease, or make any sublease, nor shall any interest of Tenant under this Lease be assignable involuntarily or by operation of law, without on each occasion obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any purported sublease or assignment of Tenant’s interest in this Lease requiring but not having received Landlord’s consent thereto shall be void. Without limiting the generality of the foregoing, Landlord may withhold consent to any proposed subletting or assignment solely on the ground that the use by the proposed subtenant or assignee is reasonably likely to be incompatible with Landlord’s use of the balance of the Project. Any dissolution, consolidation, merger or other reorganization of Tenant, or any sale or transfer of the stock of or other interest in Tenant, or any series of one or more of such events, involving in the aggregate a change of fifty percent (50%) or more in the beneficial ownership of Tenant or its assets (unless Tenant is publicly traded) shall be deemed to be an assignment hereunder and shall be void without the prior written consent of Landlord as required above; provided, however, that Landlord’s prior consent shall not be required in connection with any merger, consolidation, or reincorporation of Tenant or the initial public offering of Tenant’s shares (each, a “Permitted Transfer”), provided that the proposed transferee or resultant entity after such Permitted Transfer has a net worth equal to or greater than that of Tenant as of the date of this Lease. Notwithstanding Tenant’s right to make Permitted Transfers, in the event Tenant wishes to effectuate a Permitted Transfer, Tenant will endeavor to provide Landlord with thirty (30) days advance written notice (but will in any event provide such notice as soon as reasonably practicable) containing the following information, all of which shall be maintained and treated by Landlord as confidential: (i) the structure of the proposed transaction, and (ii) the name, address, telephone and facsimile numbers, and contact person of the proposed transferee, the terms of the proposed assignment, and financial statement of the proposed transferee (which shall be required in connection with such Permitted Transfer notwithstanding the limitation contained in Section 17.14 below).

11.2         Rights Of Landlord.

(a)          Consent by Landlord to one or more assignments of this Lease, or to one or more sublettings of the Premises, or collection of rent by Landlord from any assignee or sublessee, shall not operate to exhaust Landlord’s rights under this Article 11, nor constitute consent to any subsequent assignment or subletting. No assignment of Tenant’s interest in this Lease and no sublease shall relieve Tenant of its obligations hereunder, notwithstanding any waiver or extension of time granted by Landlord to any assignee or sublessee, or the failure of Landlord to assert its rights against any assignee or sublessee, and regardless of whether Landlord’s consent thereto is given or required to be given hereunder. In the event of a default by any assignee, sublessee or other successor of Tenant in the performance of any of the terms or obligations of Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against any such assignee, sublessee or other successor. In addition, Tenant immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any subletting of all or a part of the Premises as permitted under this Lease, and Landlord, as Tenant’s assignee and as attorney-in-fact for Tenant, or any receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of an act of default by Tenant, Tenant shall have the right to collect such rent.

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(b)          Upon any assignment of Tenant’s interest in this Lease except in connection with a Permitted Transfer, Tenant shall pay to Landlord, within ten (10) days after receipt thereof by Tenant from time to time, one-half (1/2) of all cash sums and other economic consideration received by Tenant on account of such assignment, after first deducting therefrom (i) the unamortized cost of any leasehold improvements previously made in the Premises and paid for by Tenant (for which purpose improvements paid for by Landlord pursuant to any tenant improvement allowance under Exhibit C hereto shall not be construed to have been paid for by Tenant), (ii) any reasonable and customary costs incurred by Tenant for leasehold improvements (including, but not limited to, third party architectural and space planning costs) in the Premises in connection with such assignment, and (iii) any reasonable and customary real estate commissions and/or attorneys’ fees incurred by Tenant in connection with such assignment and (iv) any other reasonably related leasing expenses and tenant concessions.

(c)          Upon any sublease of all or any portion of the Premises, Tenant shall pay to Landlord, within ten (10) days after receipt thereof by Tenant from time to time, one-half (1/2) of all cash sums and other economic consideration received by Tenant on account of such sublease, after first deducting therefrom (i) the rental due hereunder for the corresponding period, prorated to reflect only rental allocable to the subleased portion of the Premises, (ii) any reasonable and customary costs incurred by Tenant for leasehold improvements in the subleased portion of the Premises (including, but not limited to, third party architectural and space planning costs) for the specific benefit of the sublessee in connection with such sublease, (iii) any reasonable and customary real estate commissions and/or attorneys’ fees incurred by Tenant in connection with such sublease, (iv) the unamortized cost of any leasehold improvements previously made and paid for by Tenant with respect to the subleased portion of the Premises (subject to the same limitation set forth in clause (b)(i) above) and (v) any other reasonably related leasing expenses and tenant concessions.

11.3         Waiver of Civil Code Section 1995.310. Tenant hereby waives the remedies provided in Section 1995.310 of the California Civil Code, consisting of the right to terminate this Lease or collect contract damages, if Landlord unreasonably withholds its consent to any Assignment.

12.         RIGHT OF ENTRY AND QUIET ENJOYMENT

12.1         Right Of Entry. Landlord and its authorized representatives shall have the right to enter the Premises at any time during the term of this Lease during normal business hours and upon not less than twenty-four (24) hours prior notice, except in the case of emergency (in which event no notice shall be required and entry may be made at any time), for the purpose of inspecting and determining the condition of the Premises or for any other proper purpose including, without limitation, to make repairs, replacements or improvements which Landlord may deem necessary, to show the Premises to prospective purchasers, to show the Premises to prospective tenants, and to post notices of nonresponsibility. To facilitate exercise of Landlord’s right of entry, Tenant shall ensure that Landlord or its agent at all times have at least one (1) key to unlock all doors in or about the Premises, and Tenant shall not change any locks in or about the Premises without prior notice to Landlord and delivery of a key for the new locks to Landlord or its agent. Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business, quiet enjoyment or other damage or loss to Tenant by reason of making any repairs or performing any work upon the Premises, or the Project or by reason of erecting or maintaining any scaffolding or protective barricades in connection with any such work, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever, provided, however, that (a) Landlord shall use reasonable efforts to minimize the inconvenience to Tenant’s normal business operations caused thereby, and (b) Landlord’s exculpation for damage or loss pursuant to this sentence shall not apply to any damage or loss directly attributable to Landlord’s negligence or willful misconduct. Notwithstanding the foregoing, Landlord shall, prior to entry onto the Premises, execute a non-disclosure agreement in favor of Tenant to protect Tenant’s trade secrets.

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12.2         Quiet Enjoyment. Landlord covenants that Tenant, upon paying the rent and performing its obligations hereunder and subject to all the terms and conditions of this Lease, shall peacefully and quietly have, hold and enjoy the Premises throughout the term of this Lease, or until this Lease is terminated as provided by this Lease.

13.         CASUALTY AND TAKING

13.1         Termination Or Reconstruction. If during the term of this Lease the Premises or Project, or any substantial part of either, (i) is damaged materially by fire or other casualty or by action of public or other authority in consequence thereof, (ii) is taken by eminent domain or by reason of any public improvement or condemnation proceeding, or in any manner by exercise of the right of eminent domain (including any transfer in avoidance of an exercise of the power of eminent domain), or (iii) receives irreparable damage by reason of anything lawfully done under color of public or other authority, this Lease shall terminate as to the entire Premises at Landlord’s or Tenant’s election by written notice given to Tenant or Landlord as the case may be, within sixty (60) days after the damage or taking has occurred. In addition, if during the term of this Lease the Premises or any substantial part thereof is damaged by fire or other casualty and such damage cannot reasonably be expected to be repaired, to such an extent that Tenant can reasonably begin reconstruction of its improvements under Section 13.5 below, within one hundred eighty (180) days after the date of such damage, then Tenant may elect to terminate this Lease by written notice to Landlord given within thirty (30) days after the date of such damage, and such termination shall be effective as of the date of such notice. If neither party elects to terminate this Lease as hereinabove provided, Landlord shall repair any such damage and restore the Premises (to the extent of Landlord’s work therein under Section 2.4 and Exhibit C) and the Project as nearly as reasonably possible to the condition existing before the damage or taking. Notwithstanding the forgoing, if the damage occurs during the last twelve (12) months of the Lease term, then Tenant shall have the right to terminate the Lease.

13.2         Tenant’s Rights. If any portion of the Premises is so taken by condemnation, Tenant may elect to terminate this Lease if the portion of the Premises taken is of such extent and nature as substantially to handicap, impede or permanently impair Tenant’s use of the balance of the Premises. Tenant must exercise its right to terminate by giving notice to Landlord within thirty (30) days after the nature and extent of the taking have been finally determined. If Tenant elects to terminate this Lease, Tenant shall also notify Landlord of the date of termination, which date shall not be earlier than thirty (30) days nor later than ninety (90) days after Tenant has notified Landlord of its election to terminate, except that this Lease shall terminate on the date of taking if the date of taking falls on any date before the date of termination designated by Tenant.

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13.3         Lease To Remain In Effect. If neither Landlord nor Tenant terminates this Lease as hereinabove provided, this Lease shall continue in full force and effect, except that minimum monthly rental and Tenant’s Operating Cost Share shall abate to the extent Tenant’s use of the Premises is impaired for any period that any portion of the Premises is unusable or inaccessible because of a casualty or taking hereinabove described. Each party waives the provisions of Code of Civil Procedure Section 1265.130, allowing either party to petition the Superior Court to terminate this Lease in the event of a partial condemnation of the Premises.

13.4         Reservation Of Compensation. Landlord reserves, and Tenant waives and assigns to Landlord, all rights to any award or compensation for damage to the Premises, Project and the leasehold estate created hereby, accruing by reason of any taking in any public improvement, condemnation or eminent domain proceeding or in any other manner by exercise of the right of eminent domain or of anything lawfully done by public authority, except that Tenant shall be entitled to any and all compensation or damages paid for or on account of (a) Tenant’s moving expenses, trade fixtures, equipment, personal property and any leasehold improvements in the Premises, the cost of which was borne by Tenant, but only to the extent of the then remaining unamortized value of such improvements computed on a straight-line basis over the term of this Lease, and (b) damage to Tenant’s business at the Premises if and to the extent such compensation or damages is separately awarded to Tenant and will not diminish any award otherwise payable to Landlord. Tenant covenants to deliver such further assignments of the foregoing as Landlord may from time to time request.

13.5         Restoration Of Fixtures. If Landlord repairs or causes repair of the Premises after such damage or taking, Tenant at its sole expense shall repair and replace promptly all fixtures, equipment and other property of Tenant located at, in or upon the Premises and all additions, alterations and improvements and all other items installed or paid for by Tenant under this Lease that were damaged or taken, so as to restore the same to a condition substantially equal to that which existed immediately prior to the damage or taking. Tenant shall have the right to make modifications to the Premises, fixtures and improvements, subject to the prior written approval of Landlord, not to be unreasonably withheld, conditioned or delayed. In its review of Tenant’s plans and specifications, Landlord may take into consideration the effect of the proposed modifications on the exterior appearance, the structural integrity and the mechanical and other operating systems of the Project.

14.         DEFAULT

14.1         Events Of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

(a)          [Reserved]

(b)          Nonpayment. Failure to pay, when due, any amount payable to Landlord hereunder, such failure continuing for a period of five (5) days after written notice of such failure; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time;

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(c)          Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subsection (b) hereof, such failure continuing for thirty (30) days after written notice of such failure, or, if it is not possible to cure such default within thirty (30) days, failure to commence cure within said thirty (30) day period and thereafter to proceed diligently to complete cure; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time;

(d)          General Assignment. A general assignment by Tenant for the benefit of creditors;

(e)          Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of ninety (90) days. In the event that under applicable law the trustee in bankruptcy of Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee of Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease. Specifically, but without limiting the generality of the foregoing, such adequate assurances must include assurances that the Premises continue to be operated only for the use permitted hereunder. The provisions hereof are to assure that the basic understandings between Landlord and Tenant with respect to Tenant’s use of the Premises and the benefits to Landlord therefrom are preserved, consistent with the purpose and intent of applicable bankruptcy laws;

(f)          Receivership. The employment of a receiver appointed by court order to take possession of substantially all of Tenant’s assets or the Premises, if such receivership remains undissolved for a period of ninety (90) days;

(g)          Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets at the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ninety (90) days after the levy thereof; or

(h)          Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any proceeding against Tenant seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed.

14.2         Remedies Upon Tenant’s Default.

(a)          Upon the occurrence of any event of default described in Section 14.1 hereof, Landlord, in addition to and without prejudice to any other rights or remedies it may have, shall have the immediate right to re-enter the Premises or any part thereof and repossess the same, expelling and removing therefrom all persons and property (which property may be stored in a public warehouse or elsewhere at the cost and risk of and for the account of Tenant), using such force as may be necessary to do so (as to which Tenant hereby waives any claim for loss or damage that may thereby occur). In addition to or in lieu of such re-entry, and without prejudice to any other rights or remedies it may have, Landlord shall have the right either (i) to terminate this Lease and recover from Tenant all damages incurred by Landlord as a result of Tenant’s default, as hereinafter provided, or (ii) to continue this Lease in effect and recover rent and other charges and amounts as they become due.

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(b)          Even if Tenant has breached this Lease or abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under subsection (a) hereof and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a lessor under California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations), or any successor Code section. Acts of maintenance, preservation or efforts to relet the Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interests under this Lease shall not constitute a termination of Tenant’s right to possession.

(c)          If Landlord terminates this Lease pursuant to this Section 14.2, Landlord shall have all of the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California, or any successor Code section, which remedies include Landlord’s right to recover from Tenant (i) the worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination, (ii) the worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, (iii) the worth at the time of award of the amount by which the unpaid rent and additional rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including necessary repair, renovation and alteration of the Premises, reasonable attorneys’ fees, and other reasonable costs. The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) above shall be computed by allowing interest at ten percent (10%) per annum from the date such amounts accrued to Landlord. The “worth at the time of award” of the amounts referred to in clause (iii) above shall be computed by discounting such amount at one percentage point above the discount rate of the Federal Reserve Bank of San Francisco at the time of award.

(d)          Without limiting the generality of Section 12.1 above, Landlord shall have the right of entry immediately following Landlord’s obtaining a judgment for possession, as well as a right of access to inspect the Premises from time to time until the Landlord shall obtain a judgment for possession of the Premises. Tenant shall indemnify, defend and hold Landlord harmless to the fullest extent set forth in Paragraph 10.6 above for any and all claims, demands, losses, costs (including without limitation attorneys fees and disbursements), liabilities and damages or injury to persons or property if Tenant prevents Landlord from inspecting the Premises or otherwise interferes with Landlord’s access to or inspection of the Premises. Tenant shall be responsible for all reasonable costs incurred by Landlord in correcting any dangerous conditions discovered during the course of any of the inspections authorized pursuant to this Section 14.2(d).

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14.3         Remedies Cumulative. All rights, privileges and elections or remedies of Landlord contained in this Article 14 are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.

14.4         Remedies Upon Landlord’s Default.

(a)          In the event of any default or alleged default by Landlord, Tenant shall look solely to Landlord’s interest in the Project for satisfaction of Tenant’s claims and enforcement of Tenant’s remedies, and no member, manager, shareholder, officer, director or partner of Landlord (or of any successor in interest to Landlord) shall have any liability for Landlord’s default. Except for Landlord’s interest in the Project, no other assets of Landlord or of any shareholder, officer, director or partner of Landlord (or of any successor in interest to Landlord) shall be subject to execution or to any other enforcement procedure for the satisfaction of Tenant’s claims or remedies under or with respect to this Lease.

(b)          If Landlord, after written notice from Tenant of any necessary repairs, maintenance or other work that are Landlord’s responsibility under Section 8.1 or Section 9.4(b) and that materially and adversely affect Tenant’s ability to make reasonable use of the Premises for the purposes contemplated in this Lease, fails to commence such repairs, maintenance or other work within thirty (30) days after Tenant’s notice or fails thereafter to pursue such repairs, maintenance or other work to completion with reasonable diligence, then Tenant shall have the right, but shall not be required, to make the necessary repairs or perform the necessary maintenance or other work. Upon completion of such repairs, maintenance or other work by Tenant, the reasonable cost thereof shall be due and payable by Landlord to Tenant within fifteen (15) days after written demand by Tenant to Landlord (accompanied by reasonable supporting documentation for the claimed reimbursement). Except as expressly set forth herein, Tenant knowingly and voluntarily waives the right to make repairs at Landlord’s expense, and in all events, Tenant knowingly and voluntarily waives any and all right to offset the cost of any such repairs, maintenance or other work against rent or other charges due hereunder, regardless of any law, statute, regulation, ordinance or decision now or hereafter in effect.

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15.         SUBORDINATION, ATTORNMENT AND SALE

15.1         Subordination To Mortgage. This Lease, and any sublease entered into by Tenant under the provisions of this Lease, shall be subject and subordinate to any ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security now or hereafter placed upon the Project, or both, and to the rights of any assignee of Landlord or of any ground lessor, mortgagee, trustee, beneficiary or leaseback lessor under any of the foregoing, and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Landlord agrees to obtain, and Tenant agrees to execute, a commercially reasonable Subordination, Nondisturbance and Attornment Agreement from Landlord’s existing lender on such lender’s then-current form. If any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee elects to have this Lease be an encumbrance upon the Project prior to the lien of its mortgage, deed of trust, ground lease or leaseback lease or other security arrangement and gives notice thereof to Tenant, this Lease shall be deemed prior thereto, whether this Lease is dated prior or subsequent to the date thereof or the date of recording thereof. Tenant, and any sublessee, shall execute such documents as may reasonably be requested by any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee to evidence the subordination herein set forth or to make this Lease prior to the lien of any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement, as the case may be, and if Tenant fails to do so within ten (10) days after demand from Landlord, Tenant constitutes and appoints Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place and stead to do so, provided that any provisions of such documents executed by Landlord as Tenant’s attorney-in-fact which purport to diminish any rights or increase any obligations provided to or imposed on Tenant under this Lease (as such rights or obligations may have been modified or diminished pursuant to terms of deed(s) of trust or other documents or instruments to which this Lease is subordinate on the date of execution of this Lease) shall not be binding on Tenant. Upon any default by Landlord in the performance of its obligations under any mortgage, deed of trust, ground lease, leaseback lease or assignment, Tenant (and any sublessee) shall, notwithstanding any subordination hereunder, attorn to the mortgagee, trustee, beneficiary, ground lessor, leaseback lessor or assignee thereunder upon demand and become the tenant of the successor in interest to Landlord, at the option of such successor in interest, and shall execute and deliver any instrument or instruments confirming the attornment herein provided for.

15.2         Sale Of Landlord’s Interest. Upon sale, transfer or assignment of Landlord’s entire interest in the Project, Landlord shall be relieved of its obligations hereunder with respect to liabilities accruing from and after the date of such sale, transfer or assignment, and Landlord’s transferee shall be deemed to have assumed all of Landlord’s obligations under this Lease from and after the date of such sale, transfer or assignment.

15.3         Estoppel Certificates. Tenant shall at any time and from time to time, within ten (10) business days after written request by Landlord, execute, acknowledge and deliver to Landlord a certificate in writing stating: (i) that this Lease is unmodified and in full force and effect, or if there have been any modifications, that this Lease is in full force and effect as modified and stating the date and the nature of each modification; (ii) the date to which rental and all other sums payable hereunder have been paid; (iii) that, to Tenant’s knowledge without investigation, Landlord is not in default in the performance of any of its obligations under this Lease, that Tenant has given no notice of default to Landlord and that no event has occurred which, but for the expiration of the applicable time period, would constitute an event of default hereunder, or if Tenant alleges that any such default, notice or event has occurred, specifying the same in reasonable detail; and (iv) such other matters as may reasonably be requested by Landlord or any institutional lender, mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or prospective purchaser of the Project. Any such certificate provided under this Section 15.3 may be relied upon by any lender, mortgagee, trustee, beneficiary, assignee or successor in interest to Landlord, by any prospective purchaser, by any purchaser on foreclosure or sale, by any grantee under a deed in lieu of foreclosure of any mortgage or deed of trust on the Project or the Premises, or by any other third party. Failure to execute and return within the required time any estoppel certificate requested hereunder shall be deemed to be an admission of the truth of the matters set forth in the form of certificate submitted to Tenant for execution.

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 15.4         Subordination to CC&R’s. This Lease, and any permitted sublease entered into by Tenant under the provisions of this Lease, shall be subject and subordinate to any declarations of covenants, conditions and restrictions affecting the Project from time to time, provided that the terms of such declarations are reasonable and do not discriminate against Tenant relative to other similarly situated tenants occupying portions of the Project. Tenant agrees to execute, upon request by Landlord, any documents reasonably required from time to time to evidence such subordination.

16.         SECURITY

16.1         Deposit. Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the sum of $50,000 Dollars which sum (the “Security Deposit”) shall be held by Landlord as security for the faithful performance of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults with respect to any provision of this Lease, including, without limitation, the provisions relating to the payment of rental and other sums due hereunder, Landlord shall have the right, but shall not be required, to use, apply or retain all or any part of the Security Deposit for the payment of rental or any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep any deposit under this Section separate from Landlord’s general funds, and Tenant shall not be entitled to interest thereon. If Tenant fully and faithfully performs every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, at the expiration of the term of this Lease and after Tenant has vacated the Premises. In the event of termination of Landlord’s interest in this Lease, Landlord shall transfer all of the security deposit then held by Landlord under this Section to Landlord’s successor in interest, whereupon Tenant agrees to release Landlord from all liability for the return of such deposit or the accounting thereof. Tenant waives to the fullest extent permitted by law the provisions of California Civil Code Section 1950.7, and all other provisions of laws now in force or that become in force after the date of execution of this Lease, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy default in the payment of Rent, to repair damage caused by Tenant, or to clean the Premises. Landlord and Tenant agree that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other foreseeable or unforeseeable loss or damage caused by the act or omission of Tenant or any of Tenant’s agents or invitees, including but not limited to future Rent to the extent recoverable from Tenant under applicable laws.

17.         MISCELLANEOUS

17.1         Notices. All notices, consents, waivers and other communications which this Lease requires or permits either party to give to the other shall be in writing and shall be deemed given when delivered personally (including delivery by private courier or express delivery service) or four (4) days after deposit in the United States mail, registered or certified mail, postage prepaid, addressed to the parties at their respective addresses as follows:

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To Tenant:	Premises Attn: Chief Financial Officer

With copy to:	Alice Akawie Akawie & LaPietra One Kaiser Plaza, Suite 480 Oakland, CA 94612

To Landlord:	FPOC, LLC c/o Orton Development, Inc. 3049 Research Drive Richmond, CA 94806

Or to such other address as may be contained in a notice at least fifteen (15) days prior to the address change from either party to the other given pursuant to this Section. Rental payments and other sums required by this Lease to be paid by Tenant shall be delivered to Landlord at Landlord’s address provided in this Section, or to such other address as Landlord may from time to time specify in writing to Tenant, and shall be deemed to be paid only upon actual receipt.

17.2         Successors And Assigns. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successive Landlord under this Lease shall be liable only for obligations accruing during the period of its ownership of the Project, said liability terminating upon termination of such ownership and passing to the successor lessor.

17.3         No Waiver. The failure of Landlord to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease shall not be deemed a waiver of such violation, or prevent a subsequent act which would originally have constituted a violation from having all the force and effect of an original violation.

17.4         Severability. If any provision of this Lease or the application thereof is held to be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each of the provisions of this Lease shall be valid and enforceable, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under all the circumstances or would materially frustrate the purposes of this Lease.

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17.5         Litigation Between Parties. In the event of any litigation or other dispute resolution proceedings between the parties hereto arising out of or in connection with this Lease, the prevailing party shall be reimbursed for all reasonable costs, including, but not limited to, reasonable accountants’ fees and attorneys’ fees, and expert witness fees incurred in connection with such proceedings (including, but not limited to, any appellate proceedings relating thereto) or in connection with the enforcement of any judgment or award rendered in such proceedings. The provisions of this Section 17.5 shall survive any termination of this Lease and shall survive any entry of judgment in any litigation or other proceedings arising out of or in connection with the Lease, and may be the basis for a separate recovery action by a party who is the “Prevailing party” in any underlying action or proceeding. “Prevailing party” within the meaning of this Section shall include, without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

17.6         Surrender. A voluntary or other surrender of this Lease by Tenant, or a mutual termination thereof between Landlord and Tenant, shall not result in a merger but shall, at the option of Landlord, operate either as an assignment to Landlord of any and all existing subleases and subtenancies, or a termination of all or any existing subleases and subtenancies. This provision shall be contained in any and all assignments or subleases made pursuant to this Lease.

17.7         Interpretation. The provisions of this Lease shall be construed as a whole, according to their common meaning, and not strictly for or against Landlord or Tenant. The captions preceding the text of each Section and subsection hereof are included only for convenience of reference and shall be disregarded in the construction or interpretation of this Lease.

17.8         Entire Agreement. This written Lease, together with the exhibits hereto, contains all the representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Lease and the exhibits hereto. This Lease may be modified only by an agreement in writing signed by each of the parties.

17.9         Governing Law. This Lease and all exhibits hereto shall be construed and interpreted in accordance with and be governed by all the provisions of the laws of the State of California.

17.10         No Partnership. The relationship between Landlord and Tenant is solely that of a lessor and lessee. Nothing contained in this Lease shall be construed as creating any type or manner of partnership, joint venture or joint enterprise with or between Landlord and Tenant.

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17.11         Financial Information. From time to time Tenant shall promptly provide directly to prospective lenders and purchasers of the Premises designated by Landlord such financial information pertaining to the financial status of Tenant as Landlord may reasonably request; provided, Tenant shall be permitted to provide such financial information in a manner that Tenant deems reasonably necessary to protect the confidentiality of such information. In addition, from time to time, Tenant shall provide Landlord with such financial information pertaining to the financial status of Tenant as Landlord may reasonably request. Landlord agrees that all financial information supplied to Landlord by Tenant shall be treated as confidential material, and shall not be disseminated to any party or entity (including any entity affiliated with Landlord) without Tenant’s prior written consent. For purposes of this Section, without limiting the generality of the obligations provided herein, it shall be deemed reasonable for Landlord to request copies of Tenant’s most recent audited annual financial statements, or, if audited statements have not been prepared, unaudited financial statements for Tenant’s most recent fiscal year, accompanied by a certificate of Tenant’s chief financial officer that such financial statements fairly present Tenant’s financial condition as of the date(s) indicated. Landlord and Tenant recognize the need of Tenant to maintain the confidentiality of information regarding its financial status and the need of Landlord to be informed of, and to provide to prospective lenders and purchasers of the Premises financial information pertaining to, Tenant’s financial status. Landlord and Tenant agree to cooperate with each other in achieving these needs within the context of the obligations set forth in this Section. Notwithstanding the foregoing, except as may otherwise be required pursuant to Section 11.1 above, Tenant’s obligation to furnish this financial data shall be limited to one time per calendar year.

17.12         Costs. If, pursuant to the terms of this Lease, Tenant requests the consent of Landlord to any alterations, assignment or sublease Tenant shall, as a condition to the receipt of such consent, reimburse Landlord promptly for any and all reasonable costs and expenses incurred by Landlord in connection therewith, including, without limitation, reasonable attorneys’ fees, not to exceed $1,500.

17.13         Time. Time is of the essence of this Lease, and of every term and condition hereof.

17.14         Rules And Regulations. Tenant shall observe, comply with and obey, and shall cause its employees, agents and, to the best of Tenant’s ability, invitees to observe, comply with and obey such reasonable rules and regulations as Landlord may promulgate from time to time for the safety, care, cleanliness, order and use of the Premises and the Project. Landlord agrees not to promulgate rules and regulations that, on their face, discriminate against specific tenants at the Project.

17.15         Brokers. Landlord agrees to pay a brokerage commission, in connection with the consummation of this Lease, to the broker(s) (if any) designated in the Basic Lease Information summary attached to this Lease, in accordance with a separate agreement. Tenant represents and warrants that no other broker participated in the consummation of this Lease and agrees to indemnify, defend and hold Landlord harmless against any liability, cost or expense, including, without limitation, reasonable attorneys’ fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations or other dealings by Tenant with any other broker.

17.16         Memorandum Of Lease. At any time during the term of this Lease, either party, at its sole expense, shall be entitled to record a memorandum of this Lease and, if either party so elects, both parties agree to cooperate in the preparation, execution, acknowledgment and recordation of such document in reasonable form.

17.17         Corporate Authority. The person signing this Lease on behalf of Tenant warrants that he or she is fully authorized to do so and, by so doing, to bind Tenant. As evidence of such authority, Tenant shall deliver to Landlord, upon or prior to execution of this Lease, a certified copy of a resolution of Tenant’s board of directors (or, if Tenant is an entity other than a corporation, other governing body) authorizing the execution of this Lease and naming the officer that is authorized to execute this Lease on behalf of Tenant.

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17.18         Execution and Delivery. Submission of this Lease for examination or signature by Tenant does not constitute an agreement or reservation of or option for lease of the Premises. This instrument shall not be effective or binding upon either party, as a lease or otherwise, until executed and delivered by both Landlord and Tenant. This Lease may be executed in one or more counterparts and by separate parties on separate counterparts, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

17.19         Parking. Landlord hereby represents and warrants that the parking areas presently existing in the Project contain a sufficient number of parking spaces to accommodate Tenant’s anticipated parking needs of 100 parking spaces. Tenant and its employees, agents, contractors and invitees shall have the nonexclusive right to use, on a “first come, first served” basis, the parking areas on the Project.

17.20         Certification. Tenant certifies that (i) it is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order of the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not engaging in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. Tenant hereby agrees to indemnify, defend and hold harmless the Landlord Parties defined in Paragraph 21 above harmless from and against any and all claims, demands, losses, costs, damages, liabilities and expenses (including attorneys’ fees and costs) arising from or related to any breach of the foregoing certification.

17.21         Force Majeure. If performance by a party of any portion; of this Lease is made impossible by any prevention, delay, or stoppage caused any strikes; lockouts; labor disputes; acts of God; inability to obtain services, labor, or materials or reasonable substitutes for those items; governmental actions; civil commotion’s; fire or other casualty; or other causes beyond the reasonable control of the party obligated to perform, performance by that party for a period equal to the period of that prevention, delay, or stoppage is excused. Tenant’s obligation to pay Rent, however, is not excused by this section.

17.22         Accord and Satisfaction; Allocation of Payments. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided for in this Lease shall be deemed to be other than on account of the earliest due Rent, nor shall any endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided for in this Lease. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant then not current and due or delinquent. Landlord shall not be obligated to provide Tenant with monthly statements of Rent. However, should Landlord provide any such statement, such statement shall not be deemed a waiver of any amounts that Landlord is entitled to collect pursuant to the terms of this Lease, nor a waiver of any other default on the part of Tenant hereunder.

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17.23     Resolution Of Disputes.

(a)          To the extent permitted by law, Landlord and Tenant hereby waive their respective rights to trial by jury of any cause of action, claim, counter-claim or cross complaint in any action, proceeding or hearing brought by either Landlord against Tenant, or Tenant against Landlord on any matter whatsoever arising out of, or in any connection with, this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any law, statute or regulation, emergency or otherwise now or hereinafter in effect.

(b)          In the event the jury trial waiver set forth in Section 17.23 above is unenforceable under California law, the parties agree that all disputes arising from or relating to this Lease, other than an action by Landlord for unlawful detainer, shall be decided by judicial reference without a jury pursuant to California Code of Civil Procedure sections 638 through 645.1. The parties intend this general reference agreement to be specifically enforceable, if necessary by motion made to the court, in accordance with sections 638 and 642.

(c)          The parties agree to the appointment of a single referee located in the San Francisco Bay Area. The parties shall use their best efforts to agree promptly on the selection of the referee. If the parties are unable to agree on a referee within ten (10) calendar days of a party’s written request to do so, either Landlord or Tenant may request the court to appoint a referee pursuant to Code of Civil Procedure section 640 and California Rule of Court 244.1.

(d)          The referee shall hear and determine all issues in dispute, whether of fact or law, and shall issue a statement of decision pursuant to Code of Civil Procedure section 638(a) and 643(a). The hearing shall be conducted in the San Francisco Bay Area, and in accordance with the California Evidence Code. Any party desiring a stenographic record shall arrange for a court reporter to attend the hearing, at its sole cost, and provide advance notice to all other parties. Unless the parties agree otherwise, the hearing shall be completed within six months of the Court’s order for reference. The court shall enter judgment on the referee’s decision in accordance with Code of Civil Procedure section 644(a). The referee shall hear and determine any motion for new trial or motion to vacate the judgment.

(e)          The referee shall conduct a prehearing conference to address procedural matters, arrange for the exchange of information, obtain stipulations, and attempt to narrow the issues. The parties shall submit a proposed discovery schedule to the referee at the prehearing conference. The parties may utilize all discovery methods available to litigants under the California Civil Discovery Act (Code of Civil Procedure section 2016.010 et seq.), and all means of production available under Code of Civil Procedure section 1985 et seq., including sanctions and other remedies for noncompliance with same. The exchange of expert witness information pursuant to Code of Civil Procedure section 2034.210, et seq. shall also be available to the Parties. Unless the parties agree otherwise, all discovery shall be completed not less than two months and not more than four months after the prehearing conference.

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 (f)          The parties agree to pay in advance, in equal shares, the referee’s estimated fees and costs of the reference proceeding, as may be specified in advance by the referee. When judgment is entered the prevailing party shall be entitled to an award of costs, including reasonable attorneys’ fees, experts’ fees and the referee’s fees.

(g) BY INITIALING THE SPACE BELOW, EACH PARTY AGREES TO WAIVE ANY AND ALL RIGHTS TO A TRAIL BY JURY FOR ANY DISPUTE ARISING FROM OR RELATING TO THIS AGREEMENT:

LANDLORD ________	TENANT ________

The foregoing procedure for resolution of disputes under Code of Civil Procedure section 638, et seq., shall not preclude any party from seeking provisional remedies from a court of appropriate jurisdiction prior to obtaining an order for reference.

17.24         Security Measures. Tenant hereby acknowledges that the Rent payable to Landlord hereunder does not include the cost of guard services or other security measures, and that Landlord shall have no obligation whatsoever to provide same. Landlord has provided certain security devices (as appropriate to the Project) for the convenience of the tenants in the Project, as well as tenants’ agents, employees, contractors, licensees, customers, or invitees. However, Landlord can make no guarantees of any nature with respect to the effectiveness of such measures in eliminating criminal acts. Tenant assumes all responsibility for the protection of Tenant and Tenant’s agents, employees, contractors, licensees, customers, or invitees, and the property belonging to same, from acts of third parties, and indemnifies, defends and holds Landlord harmless therefrom. Tenant should install its own locks on the Premises (being certain to provide Landlord with a copy of the key(s) for emergency entry purposes. See Article 12.1)

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first set forth above.

LANDLORD		TENANT

FPOC, LLC a California limited liability company		BERKELEY BIONICS, INC, INC. a California corporation DBA EKSO BIONICS

By:	/s/ J.R. Orton, III	By:	/s/ Eythor Bender
	J.R. Orton, III	Name:	Eythor Bender
	Manager	Title:	CEO

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By:	/s/ Max Scheder-Bieschin
Name:	Max Scheder-Bieschin
Title:	CFO

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EXHIBIT A	FLOOR PLAN

EXHIBIT A-1	TENANT’S WORKING DRAWINGS

EXHIBIT B	SITE PLAN

EXHIBIT C	PROJECT STANDARD WORK LETTER

EXHIBIT D	RULES AND REGULATIONS

EXHIBIT E	ADDENDUM

EXHIBIT F	INTENTIONALLY DELETED

EXHIBIT G	ACKNOWLEDGMENT OF COMMENCEMENT

EXHIBIT H	CITY OF RICHMOND, FIRST SOURCE AGREEMENT

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EXHIBIT A
FLOOR PLAN

1

EXHIBIT A-1

APPROVED WORKING DRAWINGS

2

EXHIBIT B
SITE PLAN

1

EXHIBIT C
BUILDING STANDARD WORK LETTER

This Building Standard Work Letter (“Work Letter”) sets forth the terms and conditions relating to the construction of the tenant improvements in the Premises. Landlord’s contractor shall conduct all tenant improvement work described in this Work Letter; provided, however, that if desired by Tenant, Tenant may select a qualified contractor suitable to Landlord who may bid on all or a portion of the tenant improvement work.

SECTION 1

CONSTRUCTION DRAWINGS FOR THE PREMISES

Included in the tenant improvement work will be those improvements specified in the Approved Working Drawings, as defined below. Landlord shall construct the improvements in the Premises (the “Tenant Improvements”) pursuant to a mutually agreeable floor plan to be attached as Exhibit A-1 to, and made a part, of this Lease (collectively, the “Approved Working Drawings”). Tenant shall make no material changes or modifications to the Approved Working Drawings without the prior written consent of Landlord, which consent may be withheld in Landlord’s reasonable discretion if such change or modification would directly or indirectly delay the “Substantial Completion” of the Premises, as that term is defined in Section 5.1 of this Work Letter, or increase the cost of designing or constructing the Tenant Improvements.

SECTION 2

OVER-ALLOWANCE AMOUNT

Landlord will contribute up to a maximum of $252,000.00 toward the cost of the Tenant Improvements; provided, however, that Landlord’s improvement allowance shall be limited to $5.00 per square foot (based on 34,389 square feet, for a total of $171,945), and the sum of $80,055 shall be amortized at the rate of seven percent (7%) per annum and repaid over the Lease Term in equal monthly installments of $1,513.31, along with Tenant’s monthly payments of Minimum Rent. Any amount above the aforesaid amounts (the “Over-Allowance Amount”) will be Tenant’s responsibility and must be paid by Tenant prior to Landlord’s commencement of the Tenant Improvements. The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any portion of Landlord’s contribution to the construction of the Tenant Improvements. In the event that after Tenant’s execution of this Lease, any revisions, changes, or substitutions shall be made to the Approved Working Drawings or the Tenant Improvements, any additional costs that arise in connection with such revisions, changes or substitutions shall be paid by Tenant to Landlord immediately upon Landlord’s request as an addition to the Over-Allowance Amount. In addition to the Over Allowance Amount, if any, prior to Landlord’s commencement of construction of the tenant improvements, Tenant shall deliver to Landlord cash in an amount of $100.000 to cover the cost of Tenant’s interior improvements to be constructed by Landlord.

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SECTION 3

TENANT’S SPACE PLANNER/ARCHITECT

Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of Tenant’s space planner/architect on the Premises or in the Building, if applicable. In addition, if the Approved Working Drawings were prepared by Tenant’s space planner/architect, immediately after Substantial Completion of the Premises, Tenant shall have prepared and delivered to the Building a copy of the record set of plans and specifications (including all working drawings) for the Tenant Improvements.

SECTION 4

COMPLETION OF THE TENANT IMPROVEMENTS;

LEASE COMMENCEMENT DATE

4.1 Substantial Completion. For purposes of this Lease, “Substantial Completion” of the Premises shall occur upon the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings; with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of the contractor.

4.2 Delay of the Substantial Completion of the Premises. Except as provided in this Section 4.2, the Lease Commencement Date shall occur as set forth in Paragraph 2(b) of the Lease and Section 4.1 above. If there shall be a delay in the Substantial Completion of the Premises as a direct, indirect, partial, or total result of (i) Tenant’s failure to timely approve any matter requiring Tenant’s approval; (ii) a breach by Tenant of the terms of this Work Letter or the Lease; (iii) Tenant’s request for changes in the Approved Working Drawings; (iv) changes in any of the Approved Working Drawings because the same do not comply with applicable laws; (v) Tenant’s requirement for materials, components, finishes or improvements that are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Premises, as set forth in the Lease, or which are materially different from, or not included in, Landlord’s standard improvement package items for the Building; (vi) changes to the base, shell and core work of the Building required by the Approved Working Drawings; or (vii) any other acts or omissions of Tenant, or its agents, or employees, then, notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of the Substantial Completion of the Premises, the Lease Commencement Date shall be deemed to be the date the Lease Commencement Date would have occurred if no Tenant delay or delays, as set forth above, had occurred.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not materially interfere with Landlord’s work in the Building and the Premises, Landlord shall allow Tenant access to the Premises prior to the Substantial Completion of the Premises for the purpose of Tenant installing over-standard equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 5.1, Tenant shall submit a schedule to Landlord for its approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 5.1.

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5.2 Tenant’s Representative. Tenant has designated Max Scheder-Bieschin as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

5.3 Tenant’s Agents. Any subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall conduct their activities in and around the Premises, Building and the Project in a harmonious relationship with all other subcontractors, laborers, materialmen and suppliers at the Premises, Building and Project and, if necessary, Tenant shall employ union labor to achieve such harmonious relations.

5.4 Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days..

5.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in Article 27 of the Lease, or a default by Tenant under this Work Letter, has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cause the contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 4 of this Work Letter), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be held in abeyance until such time as such default is cured pursuant to the terms of the Lease.

Landlord’s Initials	Tenant’s Initials

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Exhibit D

Rules and Regulations

Attached To And Made Part of This Lease

1)	No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed, printed or affixed on or to the Premises or to the outside or inside of the Project without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion. Landlord shall have the right, unless Landlord has given prior written consent, to remove any such sign, placard, picture, advertisement, name or notice, without notice to and at the expense of Tenant, and Landlord shall not be liable in damages for such removal. All approved signs or lettering on doors and walls shall be printed, affixed, or inscribed at the expenses of Tenant by Landlord or by a person selected by Landlord and in a manner and style acceptable to Landlord.

2)	No vending machines or machines of any description shall be installed, maintained or operated upon the Premises without the prior written consent of Landlord.

3)	All loading and unloading of goods shall be done only at times, in the areas, and through the entrances designated for such purposes by Landlord. The delivery of shipping of merchandise, supplies, and fixtures to and from the leased premises shall be subject to such rules and regulations as in the judgment of Landlord are necessary for the proper operation of the leased premises.

4)	All garbage and refuse shall be kept in the kind of container specified by Landlord or duly constituted public authority, and shall be placed outside of the leased premises prepared for collection in the manner and at the times and places specified by Landlord. If Landlord shall provide or designate a service for picking up refuse and garbage, Tenant shall use same at Tenant’s cost. Tenant shall pay the cost of removal of any of Tenant’s refuse or rubbish and maintain all common loading areas and areas adjacent to garbage receptacles in a clean manner satisfactory to the Landlord. Should Tenant fail to keep the area around its garbage receptacle in manner satisfactory to the Landlord, Landlord or its agents or subcontractors may clean such area and bill Tenant for the cost of cleaning plus Twenty Percent (20%) overhead, to be paid upon presentation of the bill.

5)	Tenant will not utilize any space in the leased premises for living quarters, whether temporary or permanent.

6)	Tenant shall have full responsibility for protecting the leased premises and the property located therein from theft and robbery, and shall keep all doors and windows securely fastened when not in use.

7)	Tenant shall not be permitted to install any additional lock or locks on any door in the Project unless written consent of Landlord is obtained, which consent shall not be unreasonably withheld. Upon termination of Tenancy, Tenant shall return all keys to offices, rooms, mailboxes, toilet rooms, etc.

8)	Tenant shall not overload the floor of the Premises or in any way deface the Premises or any part thereof. Tenant shall be aware at all times of the safety codes.

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9)	No cooking except for coffee making and microwave shall be done or permitted by any tenant on the Premises, nor shall the Premises be used for washing clothes or for lodging. Subject to Landlord’s right to coordinate the scheduling of such events with those of Landlord and other tenants, Tenant may have an occasional barbeque event in the parking lot for its employees.

10)	No aerial shall be erected on the roof or exterior walls of the leased premises or on the grounds without, in each instance, the written consent of Landlord. Any aerial so installed without such written consent shall be subject to removal without notice at anytime without liability to Landlord, and the expenses involved in said removal shall be charged to and paid by Tenant upon demand.

11)	No loudspeaker, television, phonographs, radios, or other devises shall be used in a manner so as to be heard or seen outside of the leased premises without the proper written consent of Landlord.

12)	The plumbing facilities exclusively serving the Premises shall not be used for any other purpose that for which they are constructed, and Tenant shall not deposit any foreign substance of any kind therein, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision by Tenant, its employees, agents or invitees shall be borne by Tenant.

13)	Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeated from the leased premises, nor shall Tenant vent any cooking fumes or odors into the interior of the Project. Tenant shall not use or keep in the Premises or the Project any kerosene, gasoline or inflammable explosive or combustible fluid or material, unless consent is given by Landlord, in writing, and material are used in a manner consistent with all applicable laws and are stored in rooms or containers consistent with all code requirements. No Tenant shall use any method of heating or air conditioning other than that supplied by Landlord.

14)	The sidewalk, entrances, passages, quarters, and halls shall not be obstructed or encumbered by any Tenant or used for any purpose other than ingress or egress to and from the leased premises. Neither Tenant nor any employees or invitees of Tenant shall go upon the roof of the Project.

15)	Landlord reserves the right to close and keep locked all entrance and exit doors of the Project and otherwise regulate access of all persons to the Project on Saturday and Sundays and public holidays and on other days between the hours of 6:00 PM and 7:00 AM and at such other times as Landlord may deem advisable for the adequate protection and safety of the Project, its tenants and occupants, and property in the Project. Landlord reserves the right to exclude or expel from the Project any person, who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Project.

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16)	Tenant, its employees, or agents shall not park campers, trucks, boats, or trailers in the parking areas overnight or over weekends. Tenant will from time to time, upon request of Landlord, supply Landlord with a list of license plate numbers of vehicles owned or operated by its employees and agents.

17)	No sales tables, merchandise displays, signs or other articles shall be put on front of or affixed to any part of the exterior Project, nor placed in the halls, common passageways, corridors, vestibules or parking areas without the prior written consent of Landlord.

18)	Tenant shall not erect or maintain any barricades or scaffolding which may obscure the signs, entrances or show windows of any other Tenant in the Project, or interfere with such other Tenant’s business.

19)	Tenant shall not create or maintain, any nuisances, including without limiting the foregoing, loud noises, sound effects, bright lights, changing flashing, flickering or lighting devices or similar devices, smoke or dust, the effect of which will be visible from the exterior of the leased premises.

20)	Landlord reserves the right to waive any rule in any particular instance or as to any particular person or occurrence, and further, Landlord reserves the right to amend or rescind any of these rules or make, amend and rescind new rules to the extent Landlord, in its reasonable judgment deems suitable for the safety, care and cleanliness of the Project. Tenant agrees to conform to such new or amended rules upon receiving written notice of the same.

21)	Except to the extent required by Applicable Requirements, no animals shall be kept in or about the Premises or permitted therein. Notwithstanding the foregoing, but subject to compliance with Applicable Requirements, Tenant shall be permitted to have one (1) well-trained dog on the Premises. Such dog is to be quiet and shall not constitute a nuisance to other tenants, occupants or visitors to the Project. Tenant shall be responsible for properly and promptly disposing of all waste from such dog. If any such permitted dog causes a nuisance or injury to anyone, then Landlord shall thereafter have the right to ban dogs from the Premises and Tenant shall be solely responsible for all damages from such nuisance or injury.

Landlord’s Initials	Tenant’s Initials

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EXHIBIT E
ADDENDUM

THIS ADDENDUM IS ATTACHED TO AND MADE A PART OF THAT CERTAIN LEASE BY AND BETWEEN FPOC, LLC (“LANDLORD”), AND BERKELEY BIONICS, INC. D/B/A EKSO BIONICS, INC. (“TENANT”), DATED NOVEMBER 29, 2011.

18.	Monthly Rental Schedule: Monthly Installments of Minimum Rent shall be paid as follows during the Term:

Months	#	Monthly Minimum Rent Per Sq. Ft.

01-03	3	Minimum Rent Abated
04-08	5	$0.35 for 34,389 square feet NNN
09-63	55	$0.70 for 34,389 or 44,691 square feet NNN, depending on whether Tenant exercises Give-Back Option (defined below)

19.	Tenant’s Right to Return Portion of Premises to Landlord: Tenant shall have the one-time right (the “Give-Back Option”) to return approximately 10,302 square feet of space (as shown on Layout SK6.3A Area Calc 10/28/11 floor plan Phase 2) (the “Give-Back Space”) effective October 31, 2012. Should Tenant wish to exercise the Give Back Option, Tenant must notify Landlord in writing by no later than July 31, 2012. In the event Tenant does not exercise the Give-Back Option, then Landlord shall contribute an additional $5.00 per square foot (i.e., $51,510, based upon 10,302 square feet comprising the Give-Back Space) for the improvement of the Give-Back Space.

20.	Option to Renew: Provided that a) Tenant is not then in default in the payment of Minimum Rent or any other charges due under the Lease during the term of the Lease, b) Tenant is not then in default on the non-monetary terms of the Lease, Tenant shall have the option to extend the term of the Lease for one (1) five- (5) year period upon the expiration of the Lease by giving notice of exercising the option in writing to Landlord at least nine (9) months before the expiration of the term of the Lease.

The monthly Minimum Rent for the Premises during the Option Term shall be set at 95% Fair Market Value for comparable quality buildings in the Marina Richmond area. In no event shall the new Minimum Rent be less than Minimum Rent in effect under the Lease immediately prior to the effective date of the option term. Landlord shall provide Tenant with written notice of Landlord’s determination of the fair market Minimum Rent for the Premises. Included in Landlord’s calculation shall be monthly Minimum Rent and any escalations thereto that are common in the market at the time. Tenant shall have thirty (30) days after receipt of Landlord’s notice during which to agree to the monthly Minimum Rent proposed by Landlord during the Option Term. If Tenant agrees on the monthly Minimum Rent established by Landlord for the extended term within such thirty (30) day period, the parties shall promptly execute an amendment to the Lease setting forth the Minimum Rent during the extended term. If Landlord and Tenant are not able to agree on the monthly Minimum Rent within the aforesaid thirty (30) day period, then Landlord and Tenant shall seek two (2) independent brokers who shall determine the monthly Minimum Rent. In the event the two (2) brokers cannot agree with one another, then the two (2) brokers shall select a third broker, and the average of the three (3) appraisals will be used by the brokers to determine the fair market rental value for the Premises. The three (3) brokers will have sixty (60) days to reach a final determination. The cost of the brokers shall be split equally between Landlord and Tenant.

Landlord’s Initials	Tenant’s Initials

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EXHIBIT F

Intentionally Deleted

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EXHIBIT G

ACKNOWLEDGEMENT OF COMMENCEMENT

This Acknowledgment is made as of ___________________, with reference to that certain Lease Agreement (hereinafter referred to as the “Lease”) dated November 29, 2011 by and between FPOC, LLC as “Landlord” therein, and BERKELEY BIONICS, INC., A CALIFORNIA CORPORATION DBA EKSO BIONICS, as “Tenant”, for the Premises situated at 1414 Harbour Way South, Suite 1201, Richmond, CA.

The undersigned hereby confirms the following:

1.	That the Tenant accepted possession of the Premises (as described in said Lease) on
____________________, and acknowledges that the Premises are as represented by the Landlord and in good order, condition and repair, and that the improvements, if any, required to be constructed for Tenant by Landlord under this Lease have been so constructed and are satisfactorily completed in all respects.
2.	That all conditions of said Lease to be performed by Landlord prerequisite to the full effectiveness of said Lease have been satisfied and that Landlord has fulfilled all of its duties of an inducement nature.
3.	That in accordance with the provisions of Section 2.1 of said Lease the commencement date of the term is, and that, unless sooner terminated, the original term thereof expires on ____________________.
4.	That said Lease is in full force and effect and that the same represents the entire agreement between Landlord and Tenant concerning said Lease.
5.	That there are no existing defenses which Tenant has against the enforcement of said Lease by Landlord, and no offsets or credits against rentals.
6.	That the minimum rental obligation of said Lease is presently in effect and that all rentals, charges and other obligations on the part of Tenant under said lease commenced to begin on ____________________.
7.	That the undersigned has not made any prior assignment, hypothecation or pledge of said Lease or of the rents thereunder.

TENANT:	(This Exhibit to be signed with the property manager at the time the Premises are delivered)

By:

Date:

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EXHIBIT H

CITY OF RICHMOND

FIRST SOURCE AGREEMENT

RECITALS

THIS FIRST SOURCE AGREEMENT is entered into on the date stated below by and between the CITY OF RICHMOND, a municipal corporation and charter city (hereinafter the “City”), and Berkeley Bionics, Inc., a California corporation, dba Ekso Bionics(hereinafter the “Employer”).

WHEREAS, the Employer has entered into a lease with FPOC, LLC, dated ____________________, for demised space at 1414 Harbour Way South, Richmond, California, the Ford Point Building (hereinafter the “Contract”).

WHEREAS, pursuant to that certain First Source Agreement by and between the City and Ford Point, LLC, dated December 9, 2004, Ford Point Building tenants are required to enter into such agreements with the City.

WHEREAS, the Employer, in addition to the Contract, agrees to enter into this First Source Agreement (hereinafter the “FSA”) with the City.

NOW, THEREFORE, the parties hereto mutually agree as follows:

1.          Compliance with Chapter 2.56. Employer will comply with the terms of Chapter 2.56 of the Richmond Municipal Code, Local Employment Program (hereinafter the “Ordinance”), a copy of which is attached hereto and incorporated herein by reference.

2.          Liaison. Employer shall designate a liaison for issues related to the Ordinance and this FSA. The liaison shall work with designated City of Richmond staff to facilitate effective implementation of the Ordinance and this FSA (hereinafter the “Designated City Staff”).

3.          First Source Hiring Process for CONSTRUCTION and NON-CONSTRUCTION JOBS. Employer shall take the following steps regarding hiring in furtherance of the Contract.

(a)          Long-Range Planning. Employer shall, prior to hiring in furtherance of the Contract, and as soon as practicable, provide to the Designated City Staff the approximate number and type of hires that it will make for employment, and the basic qualifications necessary for each projected hire.

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(b)          Dual Notification Process (CONSTRUCTION ONLY). Where there is a signatory agreement with the local union and the associated craft, Employer shall work with the local union and the City of Richmond Employment and Training Department (hereinafter the “ETD”) to fill those positions. The Employer shall forward to the ETD a copy of all personnel requests made to the trade unions, specifying the residency of personnel requested (this process is hereinafter referred to as the “dual notification process” and a description of it is attached hereto along with the Request for Craft form for use by the Employer). In the dual notification process, the Employer shall utilize the “name call,” “rehires,” “transfers,” or “sponsorship” options in maximizing the participation of Richmond, California residents.

(c)          Notification of job opportunities. Prior to hiring in furtherance of the Contract, Employer shall notify the Designated City Staff, by email or fax, of available job openings and provide a description of job responsibilities and qualifications, including expectations, salary, work schedule, duration of employment, required standard of appearance, and any special requirements, e.g., language skills, driver’s license, etc. Job qualifications shall be limited to skills directly related to performance of job duties.

(d)          Filling of job opportunities. Prior to announcing or advertising in any form and by any means (except for compliance with internal posting procedures) the availability of an employment position created by the vacancy of an existing position or a new employment position, the Employer shall utilize the dual notification process to notify the pertinent union, if appropriate, and ETD in writing of such position, including a general description of the position and Employer’s minimum requirements for qualified applicants, and shall request any pertinent union and ETD to refer qualified applicants for such position to Employer’s trade union and/or personnel representative, as appropriate. The Employer shall refrain from any general announcement or advertisement of the availability of such position for a period of ten (10) business days after notification to the ETD. This ten-day period shall be known as the “Advance Notice Period.”

(e)          Job Site Applications. In the event that any persons seek employment with the Employer at the job site, the Employer shall have the person complete a Job Site Application consisting of name, address, telephone number, social security number and trade. The Employer will then submit this information to the ETD.

(f)          Transfer and Promotion. Nothing contained herein shall prevent the Employer from filling job vacancies or newly created positions without compliance with the foregoing procedures by transfer or promotion from its existing staff.

4.          Monthly Reports. Employer shall, on a monthly basis, furnish certified payroll sheets to ETD. Failure to provide the City with this information shall result in delay of progress payments for that portion which is deemed not in compliance with the provisions of this FSA.

5.          Quarterly Reports. Employer shall prepare quarterly reports detailing the number of hires for employment in furtherance of the Contract during the quarter and stating what percentage of such hires were residents of Richmond, California. The Designated City Staff shall assist Employer by preparing forms to be completed for this purpose. Reports shall be filed with the ETD within thirty (30) days after the completion of each quarter. Reports may include a description of any difficulties the Employer is having with obtaining qualified referrals through the Designated City Staff.

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6.          Non-compliance Procedure. In the event the City believes the Employer may not be in compliance with the requirements of this FSA, the following procedure will be followed:

(a)          The Community and Economic Development Executive Director (hereinafter the “Executive Director”) or designee shall cause to be delivered to the Employer a written “Notice of Non-Compliance” (hereinafter the “Notice”). The Notice shall specify the matters which constitute the non-compliance; the specific action required to correct the non-compliance; and the time period during which such correction shall occur. In no event shall this time period be more than thirty (30) days after receipt of the Notice by the Employer. If the Notice is mailed, it will be deemed received five (5) days after the date of mailing.

(b)          If the Employer disagrees with the Notice, they shall have the burden of proving compliance with the provisions of the Ordinance and shall submit any evidence and argument to the Executive Director or designee to establish compliance no more than thirty (30) days after receipt of the Notice by the Employer.

(c)          In the event the Executive Director or designee subsequently agrees that compliance has occurred, the Executive Director or designee shall cause to be delivered promptly to the Employer a written “Notice of Correction of Non-Compliance,” specifying the original non-compliance which has been corrected.

(d)          In the event the Executive Director or designee does not agree that compliance has occurred, the Executive Director or designee shall promptly notify the Employer by a written “Notice of Failure to Correct Non- Compliance” (hereinafter the “Notice of Failure to Correct”), describing the facts constituting the non-compliance.

(e)          After the issuance of the Notice of Failure to Correct, the Employer shall have the right to request a hearing before the City Manager or designee (hereinafter “Request for Hearing”), who shall make the final determination. The Request for a Hearing must be made within ten (10) working days after receipt of the Notice of Failure to Correct. If the Notice of Failure to Correct is mailed, it will be deemed received five (5) days after the date of mailing. The hearing shall be held no sooner than twenty (20) and no later than thirty (30) days after receipt by the City of the Request for Hearing, unless otherwise agreed to by the parties. At the hearing, the Employer will be allowed to present any evidence and argument it believes proves compliance. The City Manager or designee shall issue their final determination no later than ten (10) business days after the hearing. The Employer must exhaust this administrative remedy prior to commencing legal action.

(f)          In the event no Request for Hearing is timely made, the determination of failure to correct non-compliance shall be deemed to be final.

(g)          Should the Employer fail to comply with the Notice of Non-Compliance as specified above, and a final determination of non-compliance is made, the City may exercise any of its powers as specified in §2.56.080 of the Ordinance.

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Executed this                        day of                                                    , 2011

EMPLOYER

By:
Name:
Title:

CITY OF RICHMOND

By:
Name:
Title:

Approved as to form:

City Attorney

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